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As filed with the Securities and Exchange Commission on January 25, 2010

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Penn National Gaming, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	23-2234473 (I.R.S. Employer Identification No.)

Wyomissing Professional Center
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
(610) 373-2400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jordan B. Savitch, Esq.
Senior Vice President and General Counsel
Wyomissing Professional Center
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
(610) 373-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Rodrigo Guerra, Jr., Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave., Suite 3400
Los Angeles, CA 90071
(213) 687-5000
(213) 687-5600 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price(1)	Amount of registration fee

8 3/4% Senior Subordinated Notes due 2019	$325,000,000	100%	$325,000,000	$23,172.50(2)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)
Calculated by multiplying 0.00007130 by the proposed maximum aggregate offering price.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 25, 2010.

PROSPECTUS

Penn National Gaming, Inc.

Offer to Exchange All Outstanding
8 3/4% Senior Subordinated Notes due 2019
(CUSIP Nos. 707569 AM1 and U70833 AE5)
for 8 3/4% Senior Subordinated Notes due 2019
(CUSIP No.                )
which have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2010,
unless we extend or earlier terminate the exchange offer.

         We hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange up to $325,000,000 aggregate outstanding principal amount of our 8 3/4% Senior Subordinated Notes due 2019 that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), which we refer to as the "new notes," for a like aggregate principal amount of our outstanding 8 3/4% Senior Subordinated Notes due 2019, which we refer to as the "old notes."

         The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes will not apply to the new notes.

         On the terms and subject to the conditions of the exchange offer, we will accept for exchange any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                        , 2010, unless we extend or earlier terminate the exchange offer.

         You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

         We will not receive any proceeds from the exchange offer.

         We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, the transfer of the old notes is restricted under the securities laws. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

         The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Material Federal Income Tax Considerations."

         There is no established trading market for the new notes.

         Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes if such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the registration rights agreement we have agreed that, for a period of up to the earlier of (i) 180 days after the registration statement containing this prospectus first becomes effective under the Securities Act (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) such time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not earlier than 90 days, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         See "Risk Factors" beginning on page 21 for a discussion of some risks you should consider prior to tendering your outstanding old notes for exchange.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         No gaming or regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. Copies of this information, except for exhibits and schedules not specifically incorporated by reference in that information, are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Requests should be directed to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Attention: Robert S. Ippolito
Telephone: (610) 373-2400

        In order to obtain timely delivery, you must request the information no later than                    , 2010, which is five business days before the expiration date of the exchange offer.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

        The information in this prospectus is current only as of the date on the cover, and our business or financial condition and other information in this prospectus may change after that date. You should consult your own legal, tax and business advisors regarding the exchange offer. Information in this prospectus is not legal, tax or business advice.

        This prospectus includes information with respect to market share and industry conditions, which are based upon internal estimates and various third-party sources. While management believes that such data is reliable, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management's understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        You may find additional information about us and our subsidiaries on our website at http://www.pngaming.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with the exchange offer.

Incorporation by Reference

        We are incorporating by reference into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit and other information in future filings deemed, under SEC rules, not to have been filed), after the date of this prospectus and prior to the earlier of the expiration or termination of the exchange offer:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009, the quarter ended June 30, 2009, filed with the SEC on August 7, 2009, and for the quarter ended September 30, 2009, filed with the SEC on November 9, 2009;

  •
  Information required by Part III, Items 10 through 13, of Form 10-K (incorporated by reference from our Definitive Proxy Statement, filed with the SEC on April 30, 2009); and

  •
  Current Reports on Form 8-K filed with the SEC on January 7, 2009, August 7, 2009, August 11, 2009, August 14, 2009, August 20, 2009, September 4, 2009, September 14, 2009, September 25, 2009, October 19, 2009, October 28, 2009, November 13, 2009, November 17, 2009 (as amended by Form 8-K/A filed November 18, 2009) and November 25, 2009.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Attention: Robert S. Ippolito
Telephone: (610) 373-2400

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus and the information incorporated by reference in this prospectus, including in the section entitled "Risk Factors," and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning:

  •
  our expectations of future results of operations or financial condition;

  •
  our expectations for our properties;

  •
  the timing, cost and expected impact of planned capital expenditures on our results of operations;

  •
  the impact of our geographic diversification;

  •
  our expectations with regard to further acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire;

  •
  the outcome and financial impact of the litigation in which we are or will be periodically involved;

  •
  the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions;

  •
  our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for new businesses; and

  •
  our expectations for the continued availability and cost of capital.

        Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about our subsidiaries and us, and accordingly, our forward- looking statements are qualified in their entirety by reference to the factors described below under the heading "Risk Factors" and in the information incorporated by reference in this prospectus. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, risks related to the following:

  •
  the passage of state, federal or local legislation or referenda that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in or adjacent to the jurisdictions in which we do business;

  •
  increases in the effective rate of taxation at any of our properties or at the corporate level;

  •
  the activities of our competitors and the emergence of new competitors;

  •
  delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects;

  •
  our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions, the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities;

  •
  our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for new businesses;

  •
  our ability to effectively manage risks relating to construction, including delays and increased cost of labor and materials;

  •
  the ability to recover proceeds on significant insurance claims (such as claims related to the fire at Empress Casino Hotel);

  •
  the outcome of legal proceedings instituted against us in connection with the termination of the previously announced acquisition of Penn National Gaming, Inc. by certain affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P.;

  •
  changes in accounting standards;

  •
  our dependence on key personnel;

  •
  the effects of local and national economic, energy, credit, and capital markets on the economy in general and on the gaming and lodging industries in particular;

  •
  the availability and cost of financing;

  •
  the impact of weather on our operations;

  •
  the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups;

  •
  the impact of terrorism and other international hostilities; and

  •
  other factors included under the heading "Risk Factors" in this prospectus or discussed in our filings with the SEC.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

SUMMARY

        This summary contains a general summary of the information contained in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus, including the information set forth and incorporated by reference into the section entitled "Risk Factors" beginning on page 21 of this prospectus. Except where otherwise noted, the words, "we," "us," "our" and similar terms, as well as references to "Penn National" or the "Company," refer to Penn National Gaming, Inc. and all of its subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the sections entitled "Summary—The Exchange Offer," "Summary—Summary Description of the New Notes" and "Description of the New Notes," "we," "our," and "us" refer only to Penn National Gaming, Inc.

The Company

Overview

        We are a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties. We currently own or operate nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. We believe that our portfolio of assets provides us with a diversified cash flow from operations. We intend to expand our gaming operations through the implementation of a disciplined capital expenditure program at our existing properties and the continued pursuit of strategic acquisitions of gaming properties in attractive markets.

        The following table summarizes certain features of our properties and our managed facility as of December 31, 2009:

Properties	Location	Types of Facility	Approx. Gaming Square Footage	Gaming Machines	Table Games(1)	Hotel Rooms
Owned Properties:
Charles Town Entertainment Complex	Charles Town, WV	Land-based gaming/Thoroughbred racing	184,348	5,034	—	153
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	Dockside gaming	150,000	3,225	88	295
Hollywood Casino at Penn National Race Course(2)	Grantville, PA	Land-based gaming/Thoroughbred racing	94,300	2,366	—	—
Hollywood Casino Aurora	Aurora, IL	Dockside gaming	53,000	1,172	23	—
Empress Casino Hotel	Joliet, IL	Dockside gaming	50,000	1,194	20	100
Argosy Casino Riverside	Riverside, MO	Dockside gaming	56,400	1,966	39	258
Hollywood Casino Baton Rouge	Baton Rouge, LA	Dockside gaming	28,000	1,175	23	—
Argosy Casino Alton	Alton, IL	Dockside gaming	23,000	1,102	18	—
Hollywood Casino Tunica	Tunica, MS	Dockside gaming	54,000	1,275	28	494
Hollywood Casino Bay St. Louis	Bay St. Louis, MS	Land-based gaming	40,000	1,133	21	291
Argosy Casino Sioux City	Sioux City, IA	Dockside gaming	20,500	702	19	—
Boomtown Biloxi	Biloxi, MS	Dockside gaming	51,665	1,214	20	—
Hollywood Slots Hotel and Raceway	Bangor, ME	Land-based gaming/Harness racing	30,000	1,000	—	152
Bullwhackers	Black Hawk, CO	Land-based gaming	12,785	591	7	—
Black Gold Casino at Zia Park	Hobbs, NM	Land-based gaming/Thoroughbred racing	18,460	750	—	—
Raceway Park	Toledo, OH	Harness racing	—	—	—	—
Freehold Raceway(3)	Monmouth, NJ	Harness racing	—	—	—	—
Sanford-Orlando Kennel Club	Longwood, FL	Greyhound racing	—	—	—	—
Managed Property:
Casino Rama	Orillia, Ontario	Land-based gaming	93,000	2,472	104	289

			959,458	26,371	410	2,032

(1)
Excludes poker tables.

(2)
Hollywood Casino at Penn National Race Course includes our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities ("OTWs").

(3)
Pursuant to a joint venture with Greenwood Limited Jersey, Inc., a subsidiary of Greenwood Racing, Inc.

Properties

Owned Properties

Charles Town Entertainment Complex

        The Charles Town Entertainment Complex is located within approximately a one-hour drive of the Baltimore, Maryland and Washington, D.C. markets, and is the only gaming property located conveniently west of these two cities. The Charles Town Entertainment Complex has 184,348 square feet of gaming space, with 5,034 gaming machines, and a 153-room hotel, which opened to the public on September 5, 2008. The complex also features live thoroughbred racing at a refurbished, 3/4-mile all-weather, lighted thoroughbred racetrack with a 3,000-seat grandstand, parking for 6,048 vehicles and simulcast wagering and dining. On December 5, 2009, the citizens of Jefferson County, West Virginia, voted to authorize the placement of table games at the Charles Town Entertainment Complex. Management expects to add approximately 85 tables as well as a poker room, a high-end steakhouse and a Hollywood on the Roof entertainment venue. The games are expected to be operational in the third quarter of 2010.

Hollywood Casino Lawrenceburg

        The Hollywood Casino Lawrenceburg is located on the Ohio River in Lawrenceburg, Indiana, approximately 15 miles west of Cincinnati and is the closest casino to the Cincinnati metropolitan area, its principal target market. In late June of 2009, we opened a new casino riverboat at Hollywood Casino Lawrenceburg, replacing the vessel at Argosy Casino Lawrenceburg. The new Hollywood-themed casino riverboat has 150,000 square feet of gaming space on two levels, 3,225 slot machines, 88 live table games, 41 poker tables, a restaurant and 4 bars, as well as 16,000 square feet of multi-functional meeting space located on the riverboat which opened in December, 2009.

Hollywood Casino at Penn National Race Course

        Hollywood Casino at Penn National Race Course is located in Grantville, Pennsylvania, which is 15 miles northeast of Harrisburg. Hollywood Casino at Penn National Race Course opened on February 12, 2008. The Hollywood Casino at Penn National Race Course is a 365,000 square foot facility, currently operating with 2,366 slot machines. The facility also includes a food court, entertainment bar and lounge, trackside dining room, a sports bar, a buffet and high-end steakhouse, a retail store, as well as a simulcast facility and viewing area for live racing. The facility has ample parking, including a five-story self parking garage, with capacity for approximately 2,200 cars and approximately 1,500 surface parking spaces for self and valet parking. The property includes a one-mile all-weather, lighted thoroughbred racetrack, and a 7/8-mile turf track. In January 2010, the Pennsylvania legislature passed legislation permitting table games at the property. The Pennsylvania Gaming Control Board is in the process of creating a regulatory framework with regard to table games and has estimated that it will be six to nine months before table games can become operational. The property plans to add approximately 40 table games and 12 poker tables.

        The property also includes approximately 400 acres that are available for future expansion or development.

Hollywood Casino Aurora

        Hollywood Casino Aurora, part of the Chicagoland market, is located in Aurora, Illinois, the second largest city in Illinois, approximately 35 miles west of Chicago. The facility is easily accessible from major highways, can be reached by train from downtown Chicago, and is approximately 30 miles from both the O'Hare International and Midway airports. Hollywood Casino Aurora has a 53,000 square foot single-level dockside casino facility with 1,172 gaming machines, 23 gaming tables and 6 poker tables.

        The facility features two upscale lounges, a steakhouse, a buffet, a fast food outlet, and a private dining room for premium players. Hollywood Casino Aurora also has two parking garages with approximately 1,564 parking spaces and a gift shop.

Empress Casino Hotel

        The Empress Casino Hotel, part of the Chicagoland market, is located on the Des Plaines River in Joliet, Illinois, approximately 40 miles southwest of Chicago. This barge-based casino provides 50,000 square feet of gaming space on two levels with 1,194 slot machines, 20 table games and 3 poker tables. The casino also features a buffet and deli.

        On March 20, 2009 the pavilion, which housed two restaurants, a retail shop, banquet faculties and administrative offices, was destroyed by a fire. As a result, the Empress Casino Hotel ceased operations on that date to begin construction of a temporary pavilion and to complete ongoing renovations to the casino. The Empress Casino Hotel re-opened on June 25, 2009. The company is currently finalizing plans to construct a permanent pavilion with a new buffet, steak house, sports bar and retail shop which is expected to open in late 2010. In addition, a 1,000 vehicle parking facility with 750 covered spaces is under construction and is expected to open in the first quarter of 2010. The complex includes a 100-room hotel, surface parking areas with approximately 500 spaces and an 80-space recreational vehicle park.

Argosy Casino Riverside

        The Argosy Casino Riverside is located on the Missouri River approximately five miles from downtown Kansas City in Riverside, Missouri. The casino primarily attracts customers who reside in the northern and western regions of the Kansas City metropolitan area. This Las Vegas-style casino features approximately 56,400 square feet of gaming space with 1,966 slot machines, 39 table games and 8 poker tables.

        This state-of-the-art Mediterranean-themed casino features an innovative "floating" casino floor that provides a seamless transition between the casino and land-based support areas, which include a Mediterranean-themed, nine-story, 258-room hotel and spa, an entertainment facility featuring 6 food and beverage areas, including a buffet, steakhouse, deli, coffee bar, VIP lounge and sports/entertainment lounge and 19,000 square feet of banquet/conference facilities. Argosy Casino Riverside currently has parking for approximately 3,000 vehicles, including a 1250 space parking garage.

Hollywood Casino Baton Rouge

        Hollywood Casino Baton Rouge is currently one of two dockside riverboat gaming facilities operating in Baton Rouge, Louisiana. The Hollywood Casino Baton Rouge property features a riverboat casino reminiscent of a nineteenth century Mississippi River paddlewheel steamboat. The riverboat features approximately 28,000 square feet of gaming space, 1,175 gaming machines and 23 table games.

        The facility also includes a two-story, 58,000-square foot dockside building featuring a variety of amenities, including a steakhouse, a 268-seat buffet, a premium players' lounge, a nightclub that doubles as a players' event area, a lobby bar, a public atrium, two meeting rooms, 1,548 parking spaces, a players' club booth and a gift shop.

        In December 2007, we agreed to acquire 3.8 acres of adjacent land and to pay for half of the construction costs (subject to a ceiling of $3.8 million) for a railroad underpass with the seller of the land. The underpass will provide unimpeded access to the casino property and to property owned by the seller for future development. Construction on the underpass started in June 2009 and we anticipate that it will be completed by the fourth quarter of 2010.

Argosy Casino Alton

        The Argosy Casino Alton is located on the Mississippi River in Alton, Illinois, approximately 20 miles northeast of downtown St. Louis. The target customers of the Argosy Casino Alton are drawn largely from the northern and eastern regions of the greater St. Louis metropolitan area, as well as portions of central and southern Illinois. The Argosy Casino Alton is a three-deck gaming facility featuring 23,000 square feet of gaming space with 1,102 slot machines and 18 table games. The Argosy Casino Alton includes an entertainment pavilion and features a 124-seat buffet, a restaurant and a 400-seat main showroom. The facility includes surface parking areas with 1,341 spaces.

Hollywood Casino Tunica

        Hollywood Casino Tunica is located in Tunica, Mississippi. Tunica County is the closest resort gaming jurisdiction to, and is easily accessible from, the Memphis, Tennessee metropolitan area. The Tunica market has become a regional destination resort, attracting customers from surrounding markets such as Nashville, Tennessee, Atlanta, Georgia, St. Louis, Missouri, Little Rock, Arkansas, and Tulsa, Oklahoma. Hollywood Casino Tunica features 54,000 square feet of gaming space at a single-level casino with 1,275 slot machines, 28 table games and 6 poker tables.

        Hollywood Casino Tunica's 494-room hotel and 123-space recreational vehicle park provide overnight accommodations for its patrons. The casino includes multimedia displays of memorabilia from famous adventure motion pictures. Additional entertainment amenities include a steakhouse, the Hollywood Epic Buffet®, a 1950's-style diner, an entertainment lounge, a premium players' club, a themed bar facility, a non-smoking slot room, an indoor pool and showroom as well as banquet and meeting facilities. There is also an 18-hole championship golf course adjacent to the facility that is owned and operated through a joint venture of three gaming companies. In addition, Hollywood Casino Tunica offers surface parking for 1,635 cars.

Hollywood Casino Bay St. Louis

        Hollywood Casino Bay St. Louis is located in Bay St. Louis, Mississippi. Hollywood Casino Bay St. Louis offers a 40,000 square foot casino, and features 21 table games, 6 poker tables and 1,133 slot machines.

        The waterfront Hollywood Hotel features 291 rooms and a 10,000 square foot ballroom, including nine separate meeting rooms offering more than 17,000 square feet of meeting space. Hollywood Casino Bay St. Louis offers live concerts and various entertainment on weekends in the ballroom. The property also features The Bridges golf course, an 18-hole championship golf course. Hollywood Casino Bay St. Louis has three restaurants including Tuscany Steaks & Seafood® (fine dining), the Hollywood Epic Buffet and Jackpot Java®, a 24-hour cafe. Other amenities include a RV Park with 100 sites and Tokens gift shop.

Argosy Casino Sioux City

        The Argosy Casino Sioux City is located on the Missouri River in downtown Sioux City, Iowa. The riverboat features 20,500 square feet of gaming space with approximately 702 slot machines, 19 table games and 3 poker tables. The casino is complemented by adjacent barge facilities featuring dining facilities, meeting space, and 524 parking spaces.

Boomtown Biloxi

        Boomtown Biloxi is located in Biloxi, Mississippi. Boomtown Biloxi offers 51,665 square feet of gaming space with 1,214 slot machines, 20 table games and 5 poker tables. It features a locally acclaimed buffet and the Grill, a 24 hour deli and a bakery. Boomtown Biloxi has 1450 surface parking spaces.

Hollywood Slots Hotel and Raceway

        Hollywood Slots Hotel and Raceway is situated near historic Bass Park in Bangor, Maine. Its amenities include 30,000 square feet of gaming space with 1,000 slot machines and a 152-room hotel, two eateries, Hollywood Epic Buffet and Take2, a small entertainment stage, and four-story parking with 1,500 parking spaces.

        Bangor Raceway is located at historic Bass Park which is adjacent to the property. In 2009, Bangor Raceway conducted harness racing from May through early November on its one-half mile track. With over 12,000 square feet of space, the Bangor Raceway grandstand can seat 3,500 patrons.

Black Gold Casino at Zia Park

        Black Gold Casino at Zia Park includes the Black Gold Casino and the adjoining Zia Park Racetrack. Black Gold Casino at Zia Park is located in Hobbs, New Mexico and includes 18,460 square feet of gaming space and 750 slot machines. The property operates three restaurants consisting of the Black Gold Buffet, the Black Gold Steakhouse, and the Homestretch Bar & Grill, which has live entertainment on the weekends. The property also includes a one-mile oval quarter/thoroughbred racetrack, which was utilized for 57 days in 2009, and a simulcast parlor, which is utilized year-round. Year-round banquet services are available in the Turf Club, which also offers food and beverage services during the live racing season.

Bullwhackers

        The Bullwhackers properties include the Bullwhackers Casino and the adjoining Bullpen Casino. Bullwhackers Casino offers a full service restaurant and cafe. On August 21, 2008, the Sliver Hawk Casino, which had been a Bullwhackers property, was closed for business. The Bullwhackers properties, which are located in Black Hawk, Colorado, include 12,785 square feet of gaming space, 591 slot machines and 7 table games. The properties also include a 344-car surface parking area. We own and operate a gas station/convenience store located approximately 7 miles east of Bullwhackers Casino on Highway 119.

Raceway Park

        Raceway Park is a 58,250 square foot facility, with a 5/8-mile harness racing track located in Toledo, Ohio. The facility also features simulcast wagering and has a 1,977 theatre-style seating capacity and surface parking for 3,000 vehicles.

Freehold Raceway

        Through our joint venture, we own 50% of Freehold Raceway, located in Freehold in Western Monmouth County, New Jersey. The property features a half-mile oval harness track and a 150,000 square foot grandstand. Freehold Raceway manages a leased off -track wagering facility in Toms River, New Jersey that is approximately 28,160 square feet.

Sanford-Orlando Kennel Club

        Sanford-Orlando Kennel Club is a 1/4 mile greyhound facility located in Longwood, Florida. The facility has a capacity for 6,500 patrons, with seating for 4,000 and surface parking for 2,500 vehicles. The facility conducts year-round greyhound racing and horse racing simulcasts.

Off-track Wagering Facilities

        Our OTWs and racetracks provide areas for viewing import simulcast races of thoroughbred and harness horse racing, televised sporting events, placing pari-mutuel wagers and dining. We operate four of the eighteen OTWs currently in operation in Pennsylvania.

Account Wagering/Internet Wagering

        In 1983, we pioneered Telebet®, the complete account wagering operation for Penn National Race Course. The platform offers account wagering on more than 80 United States ("U.S.") racetracks, and currently has more than 12,900 active account betting customers from the 14 U.S. states that permit account wagering as well as the U.S. Virgin Islands.

        We have also developed strategic relationships to further our wagering activities. In August 1999, we entered into an agreement with eBet Limited, an Internet wagering operation in Australia, to license their eBetUSA.com technology in the U.S. Through eBetUSA.com, Inc., our wholly owned subsidiary, we use the eBetUSA.com technology to permit on-line pari-mutuel horseracing wagering over the internet in selected jurisdictions with the approval of the Pennsylvania State Horse Racing Commission and applicable federal and state laws, rules and regulations, as permitted. We currently accept wagers from residents of 14 U.S. states and the U.S. Virgin Islands. In August of 2009 we signed an extension to our Ebet agreement.

Managed Gaming Property

Casino Rama

        Through CHC Casinos Canada Limited, or CHC Casinos, our indirectly wholly-owned subsidiary, we manage Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. Casino Rama is located on the lands of the Rama First Nation, approximately 90 miles north of Toronto. The property has approximately 93,000 square feet of gaming space, 2,472 gaming machines, 104 table games and 12 poker tables. In addition, the property includes a 5,000-seat entertainment facility, a 289-room hotel and 3,170 parking spaces.

        The Development and Operating Agreement under which CHC Casinos operates provides for compensation to the manager equal to 2.0% of gross revenues of the casino and an incentive fee equal to 5.0% of the casino's net operating profit.

        The agreement terminates on July 31, 2011, and the Ontario Lottery and Gaming Corporation has the option to extend the term of the agreement for two successive periods of five years each, commencing on August 1, 2011.

Other Developments

Cecil County, Maryland

        In October 2009, the Maryland Video Lottery Facility Location Commission selected us to develop and manage a video lottery terminal facility in Cecil County, Maryland. Following our selection, we exercised our option and completed the purchase of approximately 36 acres of land located in Perryville, Maryland, and commenced construction of a $97.5 million Hollywood-themed facility, inclusive of licensing fees. The new facility is expected to feature 75,000 square feet of gaming space, 1,500 video lottery terminals, a 150-seat buffet, a coffee shop and parking for over 1,600 vehicles. The facility is expected to open to the public in late 2010.

Wyandotte County, Kansas

        In September 2009, through a wholly owned subsidiary, we purchased the 50% interest of The Cordish Company in Kansas Entertainment, LLC, and we have assumed their role as managing member. As a result, we joined Kansas Speedway Development Corporation, a wholly owned subsidiary of International Speedway Corporation (which owns the other 50% of Kansas Entertainment) in its pending application with the Kansas Lottery Commission to develop and operate a lottery gaming facility in the North East Gaming Zone in Wyandotte County, Kansas. Under our agreement, we and

International Speedway Corporation will share equally the cost of developing and constructing the proposed $284 million Hollywood-themed entertainment destination facility overlooking Turn 2 at Kansas Speedway, of which we will be the manager. We intend to jointly seek third party financing for the project. If such third party financing cannot be obtained on satisfactory terms, we and International Speedway Corporation are prepared to finance the project. In addition, in September 2009, as a result of our agreement with Cordish, we withdrew our license application with the Kansas Lottery Commission to be considered as a Lottery Gaming Facility Manager in Wyandotte County at another site.

        In December 2009, Kansas Entertainment was selected by the Kansas Lottery Gaming Facility Review Board to develop and operate the proposed facility in the North East Gaming Zone. Based on its selection, and subject to background investigations and licensing by the Kansas Racing and Gaming Commission, which are expected to be completed in early 2010, Kansas Entertainment would begin construction of the lottery gaming facility in the second half of 2010 with a planned opening in the first quarter of 2012.

Ohio

        In November 2009, the "Ohio Jobs and Growth Plan," a casino ballot proposal calling for an amendment to Ohio's Constitution to authorize casinos in the state's four largest cities, Cincinnati, Cleveland, Columbus and Toledo, was approved. Also in November 2009, we entered into an agreement with Lakes Entertainment, Inc. ("Lakes"), permitting Lakes to invest up to a 10% equity interest in our Columbus and Toledo facilities. We have proposed an investment of approximately $600 million to become licensed, build and operate the facilities in Columbus and Toledo. On December 30, 2009 we completed the purchase of the 44-acre site at 1968 Miami Street, Toledo, Ohio that was expressly authorized for casino gaming in the successful constitutional ballot initiative in November. On January 15, 2010, we completed the purchase of a total of approximately 24 acres (comprised of a main parcel of approximately 18 acres and three adjoining parcels of approximately 6 acres) located at and in the vicinity of 560 Nationwide Boulevard in the Columbus Arena District, Columbus, Ohio. The 18 acre former Jaeger Machine Works site has been designated in the Ohio Constitution as an authorized casino location. Notwithstanding the Company's land purchase and planned development efforts at the Arena District site, on January 19, 2010, we entered into an option to purchase an alternate location for our planned development of Hollywood Casino Columbus, which could allow for the development of the proposed casino to begin earlier. This 123-acre site is located on Columbus' West Side on Georgesville Road near the intersection of West Broad Street and is the site of the former Delphi Automotive plant. In order for us to be authorized to build on the alternative site, the Ohio General Assembly must first approve a Constitutional amendment by a three-fifths majority, and the issue then must go before Ohio voters this May. As is the case in most jurisdictions where gaming legislation is being introduced, the Ohio Jobs and Growth Plan is subject to regulatory refinement, implementation and litigation risks, all of which are difficult to assess at this juncture.

Address and Telephone Number

        We are incorporated under the laws of the Commonwealth of Pennsylvania. Our principal executive offices are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, and our telephone number is (610) 373-2400. Our internet address is www.pngaming.com. The contents of our website are not a part of this prospectus.

The Exchange Offer

        On August 14, 2009, we completed the private placement of $325,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2019, Series A, which we refer to as the "old notes." As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to complete an offer to exchange the old notes for a like principal amount of 8 3/4% Senior Subordinated Notes due 2019, Series B, which have been registered under the Securities Act, which notes we refer to as the "new notes" and, together with the old notes, the "notes." Below is a summary of the exchange offer.

Old notes	$325,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2019, Series A (CUSIP Nos. 707569 AM1 and U70833 AE5), which we issued on August 14, 2009.
New Notes

Up to $325,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2015, Series B (CUSIP No.             ), which have been registered under the Securities Act. The form and the terms of the new notes are substantially identical to those of the old notes, except that the new notes:

• will have been registered under the Securities Act;
• will not bear legends restricting their transfer under the Securities Act;
• will not be entitled to registration rights that apply to the old notes; and
• will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.
Exchange Offer

We are offering to exchange up to $325,000,000 principal amount of the new notes for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement. You may tender old notes only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on                , 2010, unless we extend or earlier terminate the exchange offer. If we extend the exchange offer, the term "expiration date" means the latest time and date to which the exchange offer is extended. By tendering your old notes, you represent to us that:

• you are neither our "affiliate" (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering old notes acquired directly from us for your own account;
• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•       at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•       if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities, and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution;" and

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.
Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on                , 2010, unless extended or earlier terminated by us. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth on page 45. The notice must specify:

• the name of the person having tendered the old notes to be withdrawn,
• the old notes to be withdrawn, including the principal amount of such old notes, and
• if certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder without expense to such holder promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, or DTC, any withdrawn or unaccepted old notes will be credited to the tendering holders' account at DTC. For further information regarding the withdrawal of old notes that have been tendered, see "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes

Unless you comply with the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following prior to the expiration date of the exchange offer to participate in the exchange offer:

•       tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent"; or

•       tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but
• the old notes are not immediately available;
• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer;
then you may tender old notes by following the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations

The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Material Federal Income Tax Considerations," for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and
• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.
If you are an affiliate of ours or you are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:
• you cannot rely on the applicable interpretations of the staff of the SEC;
• you will not be entitled to tender your old notes in the exchange offer; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
Broker-Dealers

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•       may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling note holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to the earlier of (i) 180 days after the registration statement containing this prospectus first becomes effective under the Securities Act (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) such time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not earlier than 90 days, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

Registration Rights Agreement

When we issued the old notes on August 14, 2009, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to:

•       file a registration statement for the exchange notes on or prior to 270 days after the issue date of the old notes (or if such day is not a business day, on or prior to the first business day thereafter) (May 11, 2010);

•       use our reasonable best efforts to cause the registration statement to become effective on or prior to 330 days after the issue date of the old notes (or if such day is not a business day, on or prior to the first business day thereafter) (July 12, 2010); and

•       use our reasonable best efforts to consummate the exchange offer on or prior to 365 days after the issue date of the old notes (or if such day is not a business day, on or prior to the first business day thereafter) (August 16, 2010).

If we fail to meet such registration obligations within the time periods set forth above, we will pay liquidated damages at a rate of 0.25% per annum of the principal amount of old notes for the first 90-day period (or portion thereof) for which such registration obligations are not met, increasing by an additional 0.25% per annum of the principal amount of old notes for each subsequent 90-day period for which such registration obligations are not met, up to a maximum of amount of 0.50% per annum of the principal amount of the old notes. Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Description of the New Notes—Registration Rights."

 Consequences of Not Exchanging Your Old Notes

        If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may offer or sell your old notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have any registration rights with respect to their old notes except in limited circumstances provided in the registration rights agreement. Under some circumstances set forth in the registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes—Registration Rights."

Summary Description of the New Notes

        The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Penn National Gaming, Inc.
Securities Offered	$325,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2019, Series B.
Maturity	August 15, 2019.
Interest Rate	8 3/4% per year (calculated using a 360-day year).
Interest Payment Dates

February 15 and August 15, beginning on February 15, 2010. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from August 14, 2009. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and will continue to accrue interest according to their terms.

Form and Terms	The form and terms of the new notes will be the same as the form and terms of the old notes except that:
• the new notes will bear a different CUSIP number from the old notes;
• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes, and the new notes will not provide for liquidated damages in connection with registration defaults.

The new notes will evidence the same debt as the old notes. They will be entitled to the benefits of the indenture governing the old notes and will be treated under the indenture as a single class with the old notes.

Ranking

The notes will be our unsecured senior subordinated obligations and will rank junior to our existing and future senior debt. As of September 30, 2009, we had $1,722.6 million of senior debt (including amounts under outstanding letters of credit), excluding approximately $795.5 million available for borrowing under our senior secured credit facility.

In addition, because the notes are not guaranteed by our subsidiaries, creditors of our subsidiaries and holders of any of our debt that is guaranteed by our subsidiaries have a prior claim, ahead of the notes, on all of our subsidiaries' assets. Other than guarantees of our senior secured credit facility and 6 7/8% notes, the liabilities of our subsidiaries consist primarily of payables, deferred taxes, intercompany debt and other ordinary course liabilities.

Guarantees

The notes will not be guaranteed; provided, however, that to the extent any of our subsidiaries guarantee our existing or future senior subordinated debt securities, subject to certain exceptions, such subsidiaries also will guarantee the notes.

Optional Redemption

Prior to August 15, 2014, we may redeem the notes at a make-whole premium expressed as a spread to a defined United States Treasury security rate, plus accrued interest, as described under the section captioned "Description of the New Notes—Redemption—Optional Redemption Prior to August 15, 2014." In addition, on and after August 15, 2014, we may redeem some or all of the notes at the redemption prices plus accrued interest, listed in the section captioned "Description of the New Notes—Redemption—Optional Redemption On and After August 15, 2014."

Optional Redemption After Equity Offerings	At any time (which may be more than once) before August 15, 2012, we can choose to redeem outstanding notes with money that we raise in one or more equity offerings, as long as:
• we pay 108.750% of the principal amount of the notes, plus interest;
• we redeem the notes within 180 days of completing the equity offering; and
• at least 65% of the aggregate principal amount of notes originally issued remains outstanding afterwards.
Redemption Based Upon Gaming Laws

The notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See "Description of the New Notes—Redemption—Gaming Redemption."

Change of Control Offer

If we experience a change of control accompanied by a decline in the rating of the notes, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued interest.

We might not be able to pay you the required price for the notes you present to us at the time of a change of control, because:
• we might not have enough funds at that time; or

• the terms of our senior debt may prevent us from paying.
Asset Sale Proceeds

If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indenture governing the notes contains covenants limiting our (and most or all of our subsidiaries') ability to:
• incur additional debt and issue certain preferred stock;
• pay dividends or distributions on our capital stock or repurchase our capital stock;
• make certain investments;
• create liens on our assets to secure certain debt;
• enter into transactions with affiliates;
• merge or consolidate with another company;
• transfer and sell assets; and
• designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

In addition, most of these covenants will cease to apply to the notes to the extent that, and for so long as, the notes have investment grade ratings from each of Moody's and Standard & Poor's. For more details, see "Description of the New Notes—Certain Covenants."

Risk Factors

Investing in the new notes involves substantial risks. See "Risk Factors" beginning on page 19 for a description of certain of the risks you should consider before tendering your old notes in the exchange offer.

Summary Historical Consolidated Financial Data

        The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2008 have been derived from our audited financial statements. The summary historical consolidated financial data as of and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position and results of operations at such dates and for such periods. Financial and operating results for the nine months ended September 30, 2009 and 2008 are not necessarily indicative of the results for the full year. The information presented below summarizes certain consolidated financial data, which you should read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference into this prospectus.

	Year ended December 31,			Nine Months ended September 30,
	2006(1)	2007(2)	2008(3)	2008	2009
	(in thousands)
Statement of Operations Data:(4)
Net revenues	$2,244,547	$2,436,793	$2,423,053	$1,851,967	$1,813,469
Income (loss) from continuing operations	577,841	497,809	(86,441)	328,527	264,944
Interest expense	(196,328)	(198,059)	(169,827)	(129,631)	(97,874)
Taxes on income	156,852	132,187	105,738	171,543	80,293
Net income (loss) from continuing operations	213,080	160,053	(153,323)	225,250	90,492
Net income (loss)	327,088	160,053	(153,323)	225,250	90,492
Other Financial Data:
Depreciation and amortization	123,951	147,915	173,545	129,198	141,427
Capital expenditures	408,883	361,155	344,894	272,951	227,575
Balance Sheet Data (as of end of period):
Total assets	4,514,082	4,967,032	5,189,676	5,049,794	5,251,239
Total debt(5)	2,829,448	2,974,922	2,430,180	2,393,760	2,381,605

(1)
During the year ended December 31, 2006, as a result of the increased asset values resulting from the reconstruction at Hollywood Casino Bay St. Louis, we determined that all of the goodwill associated with the original purchase of the property was impaired. Accordingly, we recorded a pre-tax charge of $34.5 million ($22.0 million, net of taxes).

(2)
Reflects the operations of Black Gold Casino at Zia Park since April 16, 2007, and Sanford-Orlando Kennel Club since October 17, 2007.

(3)
As a result of a decline in our share price, an overall reduction in industry valuations, and property operating performance in the current economic environment, we recorded a pre-tax impairment charge of $481.3 million ($392.6 million, net of taxes) during the year ended December 31, 2008, as we determined that a portion of the value of our goodwill, indefinite-life intangible assets and long-lived assets was impaired. The impairment charge by property was as follows: Argosy Casino Lawrenceburg, $214.1 million pre-tax ($189.3 million, net of taxes); Hollywood Casino Aurora, $43.7 million pre-tax and net of taxes; Empress Casino Hotel, $94.4 million pre-tax ($60.4 million, net of taxes); Argosy Casino Alton, $14.1 million pre-tax and net of taxes; Bullwhackers,

  $14.2 million pre-tax ($9.1 million, net of taxes); Hollywood Slots Hotel and Raceway, $82.7 million pre-tax ($64.0 million, net of taxes); Corporate overhead, $18.1 million pre-tax ($12.0 million, net of taxes).

(4)
For purposes of comparability, certain prior year amounts have been reclassified to conform to the current year presentation.

(5)
Does not include discontinued operations.

RISK FACTORS

        You should carefully consider the following risks and all the other information contained in, and incorporated by reference into, this prospectus before tendering your old notes in the exchange offer.

Risks Related to Our Business

A substantial portion of our revenues is derived from our Charles Town, West Virginia and Lawrenceburg, Indiana facilities.

        For the fiscal year ended December 31, 2008, approximately 37.5% of our net revenues were collectively derived from our Charles Town and Lawrenceburg operations. Our ability to meet our operating and debt service requirements is substantially dependent upon the continued success of these facilities. The operations at these facilities and any of our other facilities could be adversely affected by numerous factors, including:

  •
  risks related to local and regional economic and competitive conditions, such as a decline in the number of visitors to a facility, a downturn in the overall economy in the market, a decrease in consumer spending on gaming activities in the market or an increase in competition within and outside the state in which each property is located (for example, the effect on Charles Town of the new gaming venues now possible in Maryland and the impact on Lawrenceburg of Indianapolis Downs and Hoosier Downs and the introduction of commercial casinos in Ohio and an additional gaming license in Illinois);

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  changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) applicable to a facility;

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  impeded access to a facility due to weather, road construction or closures of primary access routes; and

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  the occurrence of casualty events, floods and other natural disasters and mechanical failure or extended or extraordinary maintenance.

        If any of these events occur, our operating revenues and cash flow could decline significantly.

We may face disruption in integrating and managing facilities we may acquire in the future.

        We expect to continue pursuing expansion opportunities, and we regularly evaluate opportunities for joint ventures as well as acquisition of other properties, which evaluations may include discussions and the review of confidential information after the execution of nondisclosure agreements with potential joint venture partners and acquisition candidates, some of which may be potentially significant in relation to our size.

        We could face significant challenges in managing and integrating our expanded or combined operations and any other properties we may acquire. The integration of any other properties we may acquire will require the dedication of management resources that may temporarily divert attention from our day-to-day business. The process of integrating properties that we may acquire also could interrupt the activities of those businesses, which could have a material adverse effect on our business, financial condition and results of operations.

        Management of new properties, especially in new geographic areas, may require that we increase our managerial resources. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of our acquisitions. We also cannot assure you that if acquisitions are completed, that the acquired businesses will generate sufficient revenue to offset the associated costs.

        Our ability to achieve our objectives in connection with any acquisition we may consummate may be highly dependent on, among other things, our ability to retain the senior level property management teams of such acquisition candidates. If, for any reason, we are unable to retain these management teams following such acquisitions or if we fail to attract new capable executives, our operations after consummation of such acquisitions could be materially adversely affected.

        The occurrence of some or all of the above described events could have a material adverse effect on our business, results of operations and financial condition.

We face risks related to the development and expansion of our current properties.

        We expect to use a portion of our cash on hand, cash flow from operations and available borrowings under our revolving credit facility for significant capital expenditures at certain of our properties. Any proposed enhancement may require us to significantly increase the size of our existing work force at those properties. We cannot be certain that management will be able to hire and retain a sufficient number of employees to operate and manage these facilities at their optimal levels. The failure to employ the necessary work force could adversely affect our operations and ultimately harm profitability. In addition, these enhancements could involve risks similar to construction risks including cost over-runs and delays, market deterioration and timely receipt of required licenses, permits or authorizations. Our failure to complete any new development or expansion project as planned, on schedule, within budget or in a manner that generates anticipated profits, could have a material adverse effect on our business, financial condition and results of operations.

We face a number of challenges prior to opening new or upgraded gaming facilities.

        No assurance can be given that, when we endeavor to open new or upgraded gaming facilities, the expected timetables for opening such facilities will be met in light of the uncertainties inherent in the development of the facility, the regulatory framework, the licensing process, legislative action and litigation.

We face significant competition from other gaming operations and other forms of entertainment.

        The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines not located in casinos, Native American gaming, Internet gaming and other forms of gambling in the U.S. In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, high school, collegiate and professional athletic events, television and movies, concerts and travel. Legalized gaming is currently permitted in various forms throughout the U.S., in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and Canada. Other jurisdictions, including states adjacent to states in which we currently have facilities (such as proposed sites in Kansas and Maryland), may legalize and implement gaming in the near future. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations. New, relocated or expanded operations by other persons will increase competition for our gaming operations and could have a material adverse impact on us.

        Gaming competition is intense in most of the markets where we operate. As competing properties and new markets are opened (for instance, the introduction of commercial casinos in Kansas, Maryland, Ohio and Kentucky, an additional gaming license in Illinois, the introduction of tavern licenses in several states, the potential competition in Baton Rouge and the new properties in St. Louis and Indianapolis), our operating results may be negatively affected. In addition, some of our direct competitors in certain markets may have superior facilities and/or operating conditions. There could be further competition in our markets as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes.

        We expect each existing or future market in which we participate to be highly competitive. The competitive position of each of our casino properties is discussed in detail in the subsection entitled "Gaming Operations" in the "The Company—Competition" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus.

Our management service contract for Casino Rama expires on July 31, 2011.

        Through CHC Casinos Canada Limited, our indirectly wholly owned subsidiary, we manage Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. Casino Rama is located on the lands of the Rama First Nation, approximately 90 miles north of Toronto. The property has approximately 93,000 square feet of gaming space, 2,472 gaming machines, 104 table games and 12 poker tables. In addition, the property includes a 5,000-seat entertainment facility, a 289-room hotel and 3,170 parking spaces.

        The Development and Operating Agreement, which we refer to as the management service contract for Casino Rama, sets out the duties, rights and obligations of CHC Casinos Canada Limited and our wholly owned subsidiary, CRC Holdings, Inc. CHC Casinos Canada Limited substantially relies on our experience, know-how, guidance and assistance to carry out the duties and obligations under the agreement. The compensation under the agreement is a base fee equal to 2.0% of gross revenues of the casino and an incentive fee equal to 5.0% of the casino's net operating profit.

        The agreement terminates on July 31, 2011, and the Ontario Lottery and Gaming Corporation has the option to extend the term of the agreement for two successive periods of five years each, commencing on August 1, 2011.

        There can be no assurance that the agreement will be extended beyond August 1, 2011.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

        From time to time, we are defendants in various lawsuits relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners and others in the ordinary course of business. As with all litigation, no assurance can be provided as to the outcome of these matters and, in general, litigation can be expensive and time consuming. We may not be successful in these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

We face extensive regulation from gaming and other regulatory authorities.

        Licensing requirements.    As owners and managers of gaming and pari-mutuel wagering facilities, we are subject to extensive state, local and, in Canada, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Colorado Limited Gaming Control Commission, the Florida Department of Business and Professional Regulation- Division of Pari-Mutuel Wagering, the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Gaming and Racing Commission, the Louisiana Gaming Control Board, the Maine Gambling Control Board, the Maine Harness Racing Commission, the Mississippi State Tax Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the New Jersey Racing Commission, the New Mexico Gaming Control Board, the

New Mexico Racing Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, the West Virginia Racing Commission, the West Virginia Lottery Commission, and the Alcohol and Gaming Commission of Ontario, have broad discretion, and may, for any reason set forth in the applicable legislation, rules and regulations, limit, condition, suspend, fail to renew or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries or prevent another person from owning an equity interest in us. Like all gaming operators in the jurisdictions in which we operate, we must periodically apply to renew our gaming licenses or registrations and have the suitability of certain of our directors, officers and employees approved. We cannot assure you that we will be able to obtain such renewals or approvals. Regulatory authorities have input into our operations, for instance, hours of operation, location or relocation of a facility, numbers and types of machines and loss limits. Regulators may also levy substantial fines against or seize our assets or the assets of our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

        We have demonstrated suitability to obtain and have obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming and pari-mutuel facilities. We cannot assure you that we will be able to retain them or demonstrate suitability to obtain any new licenses, registrations, permits or approvals. In addition, the loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for a license in another jurisdiction. As we expand our gaming operations in our existing jurisdictions or to new areas, we may have to meet additional suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful.

        Gaming authorities in the U.S. generally can require that any beneficial owner of our securities file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must generally apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate such an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities.

        Potential changes in legislation and regulation of our operations.    Regulations governing the conduct of gaming activities and the obligations of gaming companies in any jurisdiction in which we have or in the future may have gaming operations are subject to change and could impose additional operating, financial or other burdens on the way we conduct our business.

        Moreover, legislation to prohibit or limit gaming may be introduced in the future in states where gaming has been legalized. In addition, from time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or which may otherwise adversely impact our operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations or enactment of other adverse regulatory changes could have a material adverse effect on our operating results. For example, in October 2005, the Illinois House of Representatives voted to approve proposed legislation that would eliminate riverboat gambling. If the Illinois Senate had passed a bill eliminating riverboat gambling, our business would have been materially impacted. In addition, legislation banning smoking appears to be gaining momentum in a number of jurisdictions where we operate or may operate in the future (including passage in Illinois, Colorado and Pennsylvania in 2008 and proposed legislation in Kansas and Maryland). If these bans continue to be enacted, our business could be adversely affected.

        Taxation and fees.    We believe that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes, and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our future financial results.

        Compliance with other laws.    We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. If we are not in compliance with these laws, it could have a material adverse effect on our business, financial condition and results of operations.

We depend on our key personnel.

        We are highly dependent on the services of Peter M. Carlino, our Chairman and Chief Executive Officer, Timothy J. Wilmott, our President and Chief Operating Officer, and other members of our senior management team. Our ability to retain key personnel is affected by the competitiveness of our compensation packages and the other terms and conditions of employment, our continued ability to compete effectively against other gaming companies and our growth prospects. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

The recent downturn in the national economy, volatility and disruption of the capital and credit markets and adverse changes in the global economy may negatively impact our revenues and our ability to access financing.

        The recent economic downturn and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. The gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally have less disposable income. As a result, our revenues from our operations attributable to consumer spending levels may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings.

        Furthermore, while we intend to finance expansion and renovation projects with existing cash, cash flow from operations and borrowing under our senior secured credit facility, we may require additional financing to support our continued growth. However, due to the existing uncertainty in the capital and credit markets, our access to capital may not be available on terms acceptable to us or at all. Further, if adverse regional and national economic conditions persist or worsen, we could experience decreased revenues from our operations and could fail to satisfy the financial and other restrictive covenants to which we are subject under our existing indebtedness.

The availability and cost of financing could have an adverse effect on business.

        We intend to finance some of our current and future expansion and renovation projects primarily with cash flow from operations, borrowings under our senior secured credit facility and equity or debt financings. Depending on the state of the credit markets, if we are unable to finance our current or future expansion projects, we could have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, selling assets, restructuring or modifying debt or obtaining additional equity financing or joint venture partners. Depending on credit market conditions, these sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, acquisitions, development and renovation projects, which may adversely affect our business, financial condition and results of operations.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and compliance risks.

        Changing laws and regulations relating to corporate governance and public disclosure, including SEC regulations, generally accepted accounting principles, and NASDAQ Global Select Market rules, are creating uncertainty for companies. These changing laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, further regulation of financial institutions and public companies is possible in light of recent economic events. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense. In addition, we are subject to different parties' interpretation of our compliance with these new and changing laws and regulations. A failure to comply with any of these laws or regulations could have a materially adverse effect on us. For instance, if gaming authorities, the SEC, our independent auditors or our shareholders and potential shareholders conclude that our compliance with the regulations is unsatisfactory, this may result in a negative public perception of us, subject us to increased regulatory scrutiny, penalties or otherwise adversely affect us.

Inclement weather, casualty events and other conditions could seriously disrupt our business and have a material adverse effect on our financial condition and results of operations.

        The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions, natural disasters and other casualties. Because many of our gaming operations are located on or adjacent to bodies of water, these facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, forces of nature, mechanical failure, extended or extraordinary maintenance, road construction or closures of primary access routes, flood, hurricane or other severe weather conditions. For example, in late August 2005, we closed Hollywood Casino Bay St. Louis in Bay St. Louis, Mississippi, Boomtown Biloxi in Biloxi, Mississippi and Hollywood Casino Baton Rouge in Baton Rouge, Louisiana in anticipation of Hurricane Katrina. Hollywood Casino Baton Rouge subsequently reopened on August 30, 2005. However, due to the extensive damage sustained, operations at Boomtown Biloxi and Hollywood Casino Bay St. Louis did not resume until June 29, 2006 and August 31, 2006, respectively. Additionally, on March 20, 2009, Empress Casino Hotel was closed following a fire that started in the land-based pavilion at the facility. On June 25, 2009, the casino barge was reopened with temporary land-based facilities. In addition, several of our casinos are subject to risks generally associated with the movement of vessels on inland waterways, including risks of collision or casualty due to river turbulence and traffic. Many of our casinos operate in areas which are subject to periodic flooding that has caused us to experience decreased attendance and increased operating expenses. Any flood or other severe weather condition could lead to the loss of use of a casino facility for an extended period.

The extent to which we can recover under our insurance policies for damages sustained at our properties in the event of future inclement weather, casualty events and other conditions, as well as changes in the local gaming market as a result of future inclement weather, casualty events and other conditions could adversely affect our business.

        On August 28, 2005, we closed Hollywood Casino Bay St. Louis in Bay St. Louis, Mississippi and Boomtown Biloxi casino in Biloxi, Mississippi in anticipation of Hurricane Katrina. Due to the extensive damage sustained, operations at Boomtown Biloxi and Hollywood Casino Bay St. Louis did not resume until June 29, 2006 and August 31, 2006, respectively. In addition, on March 20, 2009, Empress Casino Hotel was closed following a fire that started in the land-based pavilion at the facility. On June 25, 2009, the casino barge was reopened with temporary land-based facilities. We maintain significant property insurance, including business interruption coverage, for Hollywood Casino Bay St. Louis, Boomtown Biloxi and Empress Casino Hotel. However, there can be no assurances that we will be fully or promptly compensated for losses relating to future inclement weather, casualty events and other conditions at any of our facilities. Our experience also demonstrates that the infrastructure damage caused by inclement weather, such as hurricanes, to the surrounding communities can adversely affect the local gaming markets by making travel and staffing more difficult.

We are subject to environmental laws and potential exposure to environmental liabilities.

        We are subject to various federal, state and local environmental laws and regulations that govern our operations, including emissions and discharges into the environment, and the handling and disposal of hazardous and non-hazardous substances and wastes. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities or restrictions. From time to time, we have incurred and are incurring costs and obligations for correcting environmental noncompliance matters. To date, none of these matters have had a material adverse effect on our business, financial condition or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

        We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contaminated soil or groundwater on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of contamination, or failure to remediate it properly, may adversely affect our ability to sell or rent property. The Bullwhackers properties are located within the geographic footprint of the Clear Creek/Central City Superfund Site, a large area of historic mining activity which is the subject of state and federal clean-up actions. Although we have not been named a potentially responsible party for this Superfund Site, it is possible that as a result of our ownership and operation of these properties (on which mining may have occurred in the past), we may incur costs related to this matter in the future. Furthermore, we are aware that there is or may be soil or groundwater contamination at certain of our facilities resulting from current or former operations. These matters are in various stages of investigation, and we are not able at this time to estimate the costs that will be required to resolve them. Additionally, certain of the gaming chips used at many gaming properties, including ours, have been found to contain some level of lead. Analysis by third parties has indicated the normal handling of the chips does not create a health hazard. We are in the process of evaluating potential environmental issues and our disposal alternatives. To date, none of these matters or other matters arising under environmental laws has had a material adverse effect on our business, financial condition, or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

        A majority of our revenues are attributable to slot machines operated by us at our gaming facilities. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers.

        We believe that a substantial majority of the slot machines sold in the U.S. in recent years were manufactured by a few select companies. In addition, we believe that one company in particular provided a majority of all slot machines sold in the U.S. in recent years.

        In recent years, the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long term than the cost to purchase a new machine.

        For competitive reasons, we may be forced to purchase new slot machines or enter into participation lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We depend on agreements with our horsemen and pari-mutuel clerks.

        The Federal Interstate Horseracing Act of 1978, as amended, the West Virginia Racing Act and the Pennsylvania Racing Act require that, in order to simulcast races, we have written agreements with the horse owners and trainers at our West Virginia and Pennsylvania racetracks. In addition, in order to operate gaming machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the gaming machines with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of the horse breeders.

        Effective October 1, 2004, we signed an agreement with the Pennsylvania Thoroughbred Horsemen at Penn National Race Course that expires on September 30, 2011. At the Charles Town Entertainment Complex, we have an agreement with the Charles Town Horsemen with an initial term expiring on December 31, 2011, and an agreement with the breeders that expires on June 30, 2010. The pari-mutuel clerks at Charles Town are represented under a collective bargaining agreement with the West Virginia Division of Mutuel Clerks which expires on December 31, 2010. Our agreement with the Maine Harness Horsemen Association at Bangor Raceway expires at the end of the 2011 racing season. In August, 2009 we entered into an agreement with the Standardbred Breeders & Owners Association at Freehold Raceway which expires on December 31, 2011.

        If we fail to maintain operative agreements with the horsemen at a track, we will not be permitted to conduct live racing and export and import simulcasting at that track and OTWs and, in West Virginia, we will not be permitted to operate our gaming machines. In addition, our simulcasting agreements are subject to the horsemen's approval. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

Work stoppages, organizing drives and other labor problems could negatively impact our future profits.

        Some of our employees are currently represented by labor unions. A lengthy strike or other work stoppages at any of our casino properties or construction projects could have an adverse effect on our business and results of operations. Labor unions are making a concerted effort to recruit more employees in the gaming industry. In addition, organized labor may benefit from new legislation or legal interpretations by the current presidential administration. We cannot provide any assurance that we will not experience additional and more successful union activity in the future.

Risks Related to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

        If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

        Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. When old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease could reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offer.

        For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Material Federal Income Tax Considerations."

You must comply with the exchange offer procedures to receive new notes.

        Note holders are responsible for complying with all exchange offer procedures. Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

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  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

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  a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

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  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have certain registration and other rights under the registration rights agreement. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus meeting the requirements of the Securities Act when it sells new notes it receives in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Related to the New Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

        We have a significant amount of indebtedness. As of September 30, 2009, we had total debt of $2,381.6 million and total shareholders' equity of $2,194.1 million.

        Our substantial indebtedness could have important consequences to our financial health. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

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  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

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  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

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  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

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  result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture governing the notes or our other debt, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

        Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future, including to fund acquisitions. The terms of our existing indebtedness and the indenture relating to the notes do not, and any future debt may not, fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of the New Notes" and "Description of Our Other Indebtedness."

Our indebtedness imposes restrictive covenants on us.

        Our senior secured credit facility requires us, among other obligations, to maintain specified financial ratios and to satisfy certain financial tests, including fixed charge coverage, senior secured leverage and total leverage ratios. In addition, our senior secured credit facility restricts, among other things, our ability to incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restricts corporate activities. A failure to comply with the restrictions contained in our senior secured credit facility and the indentures governing the notes and our existing senior subordinated notes could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration could constitute an event of default under the indenture relating to the notes offered hereby. In addition, the indentures relating to our existing senior subordinated notes restrict, and the indenture relating to the notes restricts, among other things, our ability to incur additional indebtedness (excluding certain indebtedness under our senior secured credit facility), issue certain preferred stock, pay dividends or distributions on our capital stock or repurchase our capital stock, make certain investments, create liens on our assets to secure certain debt, enter into transactions with affiliates, merge or consolidate with another company, transfer and sell assets and designate our subsidiaries as unrestricted subsidiaries. A failure to comply with the restrictions in any of the indentures relating to our existing senior subordinated notes or the indenture governing the notes could result in an event of default under such indenture which could result in an acceleration of such indebtedness and a default under our other debt, including our existing senior subordinated notes and our senior secured credit facility. See "Description of Our Other Indebtedness" and "Description of the New Notes."

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility will be adequate to meet our future liquidity needs for the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility in amounts sufficient to enable us to fund our liquidity needs, including with respect to the notes and our other indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to satisfy amortization requirements under our senior secured credit facility or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facility, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance our other debt, including our senior secured credit facility and the notes, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings.

        The notes rank behind all of our existing indebtedness and could rank behind all of our future borrowings, except for our existing senior subordinated notes and any other future indebtedness that expressly provides that it ranks subordinated in right of payment to, other indebtedness of ours. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid in full all of the senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt.

        As of September 30, 2009, the notes were subordinated to approximately $1,722.6 million of senior debt (including amounts under outstanding letters of credit) and approximately $795.5 million would have been available for borrowing as additional senior debt under our senior secured credit facility, and would have ranked pari passu with $355.5 million of other senior subordinated debt (which amount includes $105.5 million aggregate outstanding principal amount of our 6 7/8% notes which we redeemed in full on December 1, 2009).

The notes are unsecured. Therefore, our secured creditors (including the lenders under our senior secured credit facility) would have a prior claim, ahead of the notes, on our assets.

        The notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt, including the lenders under our senior secured credit facility, will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

We are a holding company and the notes are not guaranteed by any of our subsidiaries. As a result, the creditors of our subsidiaries (including the holders of our 6 7/8% notes so long as such notes are outstanding) have a prior claim, ahead of the notes, on all of our subsidiaries' assets.

        We have no direct operations and no significant assets other than ownership of the stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the notes.

        Since none of our subsidiaries will guarantee the notes offered hereby, creditors of our subsidiaries have a prior claim, ahead of the holders of notes, on the assets of those subsidiaries. Other than guarantees of our senior secured credit facility, the liabilities of our subsidiaries consist primarily of payables, deferred taxes, intercompany debt and other ordinary course liabilities. In addition, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of indebtedness and trade creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us. Accordingly, there may be insufficient funds, even before taking account of our senior debt, to satisfy claims of noteholders.

        Legal and contractual restrictions in agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may further limit our ability to obtain cash from our subsidiaries. In addition, the earnings of our subsidiaries, covenants contained in our and our subsidiaries' debt agreements (including our senior secured credit facility, our existing notes and the notes offered hereby), covenants contained in other agreements to which we or our subsidiaries are or may become subject, business and tax considerations, and applicable law, including laws regarding the payment of dividends and distributions, may further restrict the ability of our subsidiaries to make distributions to us. We cannot assure you that our subsidiaries will be able to provide us with sufficient dividends, distributions or loans to fund the interest and principal payments on the notes when due.

Our debt agreements give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes, including making restricted payments and incurring additional indebtedness ranking senior to or pari passu with the notes, including secured indebtedness.

        Notwithstanding the restrictive covenants described above in our debt agreements, the terms of our senior secured credit facility and indentures (including the indenture governing the notes) give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes.

        For example, the provisions contained in the agreements relating to our indebtedness, including the notes, limit but do not prohibit our ability to incur additional indebtedness senior to or pari passu with the notes, and the amount of indebtedness that we could incur could be substantial and could be used to finance acquisitions or to assume debt in connection with an acquisition. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, including additional indebtedness under our senior secured credit facility and additional senior or senior subordinated notes. Much of this additional indebtedness could constitute secured or senior indebtedness. In addition, any of our or our subsidiaries' existing indebtedness could be guaranteed in the future by our subsidiaries or could be further secured. If we incur any additional indebtedness that ranks senior to the notes offered hereby, the holders of that indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes. Similarly, if we incur any secured indebtedness, the holders of that secured indebtedness will be entitled to be paid in full from the assets securing that indebtedness before any payment may be made with respect to the notes. If we incur any additional indebtedness that ranks equally with the notes offered hereby, the holders of that indebtedness will be entitled to share ratably with the holders of these notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we now face, including those described above, could intensify. See "Description of the New Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, the restricted payments "build-up basket" under the indentures governing our 6 3/4% senior subordinated notes due 2015 and the notes currently permit us to make significant restricted payments. Such basket builds from March 12, 2001, and also includes net proceeds from the issuance of our $1.25 billion of Series B Redeemable Preferred Stock, par value $0.01 per share. In addition, our unrestricted subsidiaries have cash and cash equivalents of approximately $593.7 million as of September 30, 2009, which could be distributed to the Company or its restricted subsidiaries and, in such case, would further increase this basket. As a result, we would be able to use this basket to, among other things, redeem, repurchase or acquire or retire all of our Series B Redeemable Preferred Stock. Furthermore, the indenture governing the notes also permits us to make payments (whether in cash, capital stock or property) in connection with the redemption, purchase or other acquisition or retirement of our outstanding Series B Redeemable Preferred Stock, in each case without reducing the restricted payments "build-up basket" if our consolidated leverage ratio (as defined in the indenture) is less than or equal to 5.0:1.0. See "Description of the New Notes—Certain Covenants—Restricted Payments."

        Additionally, most of the restrictive covenants in the indentures governing the notes and our 6 3/4% senior subordinated notes due 2015 will cease to apply to such notes to the extent that, and for so long as, such notes have investment grade ratings from each of Moody's and Standard & Poor's.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

        Upon the occurrence of a change of control accompanied by a decline in the rating of the notes, a default could occur in respect of our senior secured credit facility, and we will be required to make an offer to purchase all outstanding notes and our other outstanding senior subordinated notes. If such a change of control triggering event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. In addition, under the indenture for the notes, if we satisfy certain leverage and/or ratings criteria, we are permitted to engage in a merger constituting or resulting in a change of control and to use the proceeds of indebtedness that we may incur under the indenture to make payments that would otherwise constitute a restricted payment. Such events will permit us to increase our leverage for purposes of paying or guaranteeing indebtedness used to finance merger consideration for our equity holders, which might not otherwise be permitted under the indenture. See "Description of the New Notes—Repurchase at the Option of Holders" and "Description of the New Notes—Certain Covenants—Restricted Payments."

        Our senior secured credit facility and indentures contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control triggering event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions.

You may be required to sell your notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the notes from you.

        In the event that any of the applicable regulatory agencies or authorities require you, as a holder of the notes, to be licensed, qualified or found suitable under applicable gaming or racing laws, and you fail to do so, if required, we will have the right, at our option, to redeem or repurchase your notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your notes. See "Description of the New Notes—Redemption—Gaming Redemption."

There is no established trading market for the notes and you may find it difficult to sell your notes.

        There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange or automated quotation system. Therefore, we do not know the extent to which a trading market will develop or how liquid that market might be, nor can we make any assurances regarding the ability of note holders to sell their notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may have an adverse effect on holders of the new notes.

        If a market for the new notes develops, any such market may be discontinued at any time. If a trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement that was executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered but unaccepted old notes will be returned to you and will remain outstanding.

 RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, "earnings" is the amount resulting from adding: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and then subtracting the sum of: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" is the amount equal to the sum of: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

	Year Ended December 31,
							Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	2.69	2.22	2.63	2.25	—	(1)	2.44

(1)
Our earnings were inadequate to cover our fixed charges by $57,879 for the year ended December 31, 2008 due to a non-cash impairment charge.

 CAPITALIZATION

        The following table sets forth our actual cash and cash equivalents and capitalization as of September 30, 2009. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto incorporated by reference in this prospectus.

As of September 30, 2009
Actual
(in millions)
Cash and cash equivalents	$764.4
Total debt:
Senior secured credit facility
Revolving credit facility(1)	177.6
Term loan A facility	—
Term loan B facility	1,518.1
6 7/8% senior subordinated notes(2)	105.5
6 3/4% senior subordinated notes	250.0
8 3/4% senior subordinated notes	325.0
Capital leases/other	5.4

Total debt	$2,381.6
Shareholders' equity	2,194.1

Total capitalization	$4,575.7

(1)
Consists of $63.6 million of tranche A revolving facility borrowings and $114.0 million of tranche B revolving facility borrowings.

(2)
On December 1, 2009, we redeemed all of the outstanding 6 7/8% senior subordinated notes at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest to the redemption date. We funded the redemption from borrowings under our revolving credit facility.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        On the terms and subject to the conditions set forth in this prospectus, we will accept for exchange old notes that are validly tendered and not validly withdrawn prior to the expiration date. When we refer to the term "expiration date", we mean 5:00 p.m., New York City time,                         , 2010. We may, however, extend the period of time that the exchange offer is open or earlier terminate the exchange offer. If we extend the exchange offer, the term expiration date means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $325,000,000 aggregate principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes that are known to us on or about the date hereof. Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under "—Conditions to the Exchange Offer."

        We expressly reserve the right prior to the expiration of the exchange offer, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        Your tender to us of old notes, as set forth below, and our acceptance of the old notes will constitute a binding agreement between us and you, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit prior to the expiration date:

  •
  a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, or

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  an agent's message in place of the letter of transmittal,

in each case, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under "—Exchange Agent." In addition, prior to the expiration date, either:

  •
  certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

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  a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 42 must be received by the exchange agent on or prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an "eligible institution" (as defined below).

        We will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) appear on the old notes.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an "eligible institution" in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things:

  •
  you are neither our "affiliate" (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering notes acquired directly from us for your own account;

  •
  any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

  •
  at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

  •
  if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities, and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution;" and

  •
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.

        If you are our "affiliate," as defined in Rule 405 under the Securities Act, or engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  cannot rely on the applicable interpretations of the staff of the SEC;

  •
  will not be entitled to tender your old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of its old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and not properly withdrawn prior to the expiration date, unless we terminate the exchange offer. We will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from August 14, 2009. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal, and that we may enforce the letter of transmittal against this participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed below under "—Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

Exchanging Book-Entry Notes

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes. Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof or an Agent's message in lieu thereof, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery;

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time before the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "—Exchange Agent" before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

  •
  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that the holder is withdrawing its election to have such old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which the old notes are registered, if different from that of the depositor.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange. No new notes will be issued unless the old notes so withdrawn are validly re-tendered. Any old notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of old notes tendered by book-entry transfer, the old notes will be credited to an account maintained with the book-entry transfer facility for the old notes. Properly withdrawn old notes may be re-tendered by following the procedures described under "—Procedures for Tendering" above at any time before the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

  •
  in the opinion of counsel to us, the exchange offer violates applicable law or any applicable policy of the SEC;

  •
  an action or proceeding shall have be instituted or threatened in any court or by any governmental agency which, in our reasonable judgment, might impair our ability to proceed with the exchange offer; or

  •
  we have not obtained all governmental approvals that we deem necessary for the consummation of the exchange offer.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to use our reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement as soon as practicable. We also will not accept for exchange any old notes not properly tendered in accordance with the terms of the exchange offer.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By Regular Mail or Overnight Courier:	By Registered or Certified Mail:	By Hand:
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, National Association Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, MN 55402
Attn: Reorg (if by mail, registered or certified recommended)	Attn: Reorg	Attn: Reorg

By Facsimile:	To Confirm by Telephone: (800) 344-5128; or
(612) 667-6282 Attn: Bondholder Communications	(612) 667-9764 Attn: Bondholder Communications

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        We will pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on the old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have any registration rights with respect to their old notes (except in the case of the initial purchasers and participating broker-dealers as provided in the registration rights agreement).

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates" as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of up to the earlier of (i) 180 days after the registration statement containing this prospectus first becomes effective under the Securities Act (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) such time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not earlier than 90 days, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer.

Registration Rights Agreement and Liquidated Damages

        We have filed the registration statement of which this prospectus forms a part, which we refer to as the "Exchange Offer Registration Statement," and are conducting the exchange offer in accordance with our obligations under a registration rights agreement, dated as of August 14, 2009, between us and the initial purchasers of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on August 14, 2009 and is available from us upon request. See "Where You Can Find More Information."

  If

  •
  we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

  •
  the exchange offer is not for any other reason consummated within 375 days after the issue date of the old notes,

  •
  any holder of notes notifies us within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the exchange offer, (b) due to a change in law or policy it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker dealer and owns notes acquired directly from us or an affiliate of ours, or

  •
  the holders of a majority of the notes may not resell the new notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, we agree to file with the SEC a shelf registration statement, which we refer to as the "Shelf Registration Statement," to cover resales of the Transfer Restricted Notes (as defined below) by the holders thereof. We have agreed to use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

        We have agreed to pay all expenses incident to the exchange offer and to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

        The registration rights agreement provides that:

  •
  unless the Exchange Offer would not be permitted by applicable law or SEC policy, we were required to file the Exchange Offer Registration Statement on or prior to 270 days (or if such day is not a business day, the first business day thereafter) after the issue date of the old notes (May 11, 2010);

  •
  unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 330 days (or if such day is not a business day, the first business day thereafter) after the issue date of the old notes (July 12, 2010),

  •
  unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our reasonable best efforts to issue, on or prior to 365 days (or if such day is not a business day, the first business day thereafter) after the issue date of the old notes, new notes in exchange for all old notes tendered prior thereto in the exchange offer (August 16, 2010), and

  •
  if obligated to file the Shelf Registration Statement, we will use our reasonable best efforts to file prior to the later of (a) 375 days (or if such day is not a business day, the first business day thereafter) after the issue date of the old notes or (b) 60 days (or if such day is not a business day, the first business day thereafter) after such filing obligation arises and use our best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 180 days (or if such day is not a business day, the first business day thereafter) after such obligation arises;

provided, however, that if we have not consummated the exchange offer within 375 days (or if such day is not a business day, the first business day thereafter) after the issue date of the old notes, then we will file the Shelf Registration Statement with the SEC on or prior to the 405th day (or if such day is not a business day, the first business day thereafter) after the issue date of the old notes. We will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

        If (i) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (iii) we fail to consummate the exchange offer within 35 days (or if such day is not a business day, the first business day thereafter) after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the exchange offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then we will pay liquidated damages in cash to each holder of Transfer Restricted Notes, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of the Transfer Restricted Notes. The amount of liquidated damages will increase by an additional 0.25% per annum of the principal amount of the Transfer Restricted Notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 0.50% of the principal amount of the Transfer Restricted Notes. Following the cure of a particular Registration Default, the accrual of liquidated damages with respect to such Registration Default will cease.

        "Transfer Restricted Notes" shall mean each old note; provided, however, that a note shall cease to be a Transfer Restricted Note when (i) such note has been exchanged by a person other than a participating broker-dealer in the exchange offer for an Exchange Note or, provided the holder thereof received timely and proper notice of the exchange offer, was entitled to be exchanged by such person in the exchange offer by such person, but was not properly tendered into, or was withdrawn from, the exchange offer, (ii) following the exchange by a participating broker-dealer in the exchange offer of a note for an Exchange Note, such Exchange Note is sold to a purchaser who receives from such participating broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, as amended or supplemented, (iii) such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) such note is distributed to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, (v) such note shall have been otherwise transferred by the holder thereof and a new security not bearing a legend restricting further transfer shall have been delivered by Penn National and subsequent disposition of such new security shall not require registration or qualification under the Securities Act or any similar state law then in force, or (vi) such note ceases to be outstanding.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Senior Secured Credit Facility

        We have a senior secured credit facility pursuant to a Credit Agreement, dated as of October 3, 2005 (as amended, the "Credit Facility"), by and among the Company, the subsidiary guarantors party thereto, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P. and Lehman Commercial Paper Inc., as Co-Syndication Agents, Deutsche Bank Trust Company Americas, as Swingline Lender, Administrative Agent and as Collateral Agent, and Calyon New York Branch, Wells Fargo Bank, National Association and Bank of Scotland, as Co-Documentation Agents, and the lenders party thereto.

        The Credit Facility is comprised of a $1.0 billion revolving credit facility (the "Revolving Facility"), a $325.0 million term loan A facility (the "Term A Facility") and up to $1.65 billion of term loan B facilities (the "Term B Facility"). The Revolving Facility consists of a $359.4 million tranche A revolving facility and a $640.6 million tranche B revolving facility. The terms of the Credit Facility enable us to, among other things, add additional term and revolving loan commitments up to a maximum of $700.0 million, with the amount of additional revolving commitments capped at $200.0 million (in each case exclusive of commitments which replace existing facilities and commitments under the tranche B Revolving Facility as part of the amendment and any such commitments will be subject to the agreement of lenders to provide such commitments with other conditions provided for in the amendment) and to request additional maturity date extensions for term loans and revolving commitments, which extensions may include increased interest rates and fees.

        The tranche A Revolving Facility matures on October 3, 2010, the tranche B Revolving Facility matures on July 3, 2012, the Term A Facility matures on October 3, 2011 and the Term B Facility matures on October 3, 2012. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of LIBOR rate loans, at the end of each interest period, but in no event less often than every three months. In accordance with the terms of the Credit Facility, we were required to enter into fixed-rate debt or interest rate swap agreements in an amount equal to 50% of our consolidated indebtedness, excluding the Revolving Facility, within 100 days of the closing date of the Credit Facility. The Credit Facility and the interest rate swap contracts are further described in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and Note 9 to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, each incorporated by reference in this prospectus.

        Our obligations under the Credit Facility are secured by, among other things, a lien on substantially all of our tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. Our obligations under the Credit Facility are also guaranteed by certain of our subsidiaries and secured by a lien on all or substantially all of such subsidiaries' personal property and certain real property.

        The Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; maintenance of insurance; payment of taxes; delivery of financial statements and other financial information; delivery of notices of default, material adverse change and ERISA events; inspection of books and properties; compliance with environmental laws; and further assurances.

        The Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit our ability to, among other things, incur indebtedness, grant liens, make investments or acquisitions, conduct asset sales, enter into certain mergers and other consolidations, engage in affiliate transactions, or pay dividends.

        The Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; breach of certain covenants; breach of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $50.0 million or more; bankruptcy; judgments involving liability of $50.0 million or more; certain ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. Upon the occurrence of an event of default, all obligations under the Credit Facility may be accelerated.

6 3/4% Senior Subordinated Notes

        On March 9, 2005, we completed a private offering of $250.0 million aggregate principal amount of our 6 3/4% senior subordinated notes due 2015. All of the $250.0 million aggregate principal amount of the 6 3/4% notes is currently outstanding. Interest on the 6 3/4% notes is payable on March 1 and September 1 of each year. The 6 3/4% notes mature on March 1, 2015.

        Effective March 1, 2010, we may redeem all or part of the 6 3/4% notes at any time at certain specified redemption prices. The 6 3/4% notes are also subject to redemption requirements imposed by state and local gaming laws and regulations.

        The indenture governing the 6 3/4% notes contains covenants limiting our to incur additional debt and issue certain preferred stock, pay dividends or distributions on our capital stock or repurchase our capital stock, make certain investments, create liens on our assets to secure certain debt, enter into transactions with affiliates, enter into certain transactions involving a merger or consolidation of the Company or the sale or transfer of certain assets, and designate our subsidiaries as unrestricted subsidiaries.

        The 6 3/4% notes are general unsecured obligations and subordinated to all of our existing and future senior debt. The 6 3/4% notes rank equally with our existing 6 7/8% notes (except that, as described above, because our 6 7/8% notes but not the 6 3/4% notes or the notes are guaranteed by some of our subsidiaries, the holders of our 6 7/8% have a prior claim, ahead of the holders of the 6 3/4% notes and the notes, on the assets of such subsidiary guarantors), rank equally with the notes and rank junior to our senior debt, including debt under our senior secured credit facility.

        Events of default under the indenture governing the 6 3/4% notes include, among others, the following: default for 30 days in the payment when due of interest on the 6 3/4% notes, default in payment when due of the principal of or premium, if any, on the 6 3/4% notes, failure to comply with certain covenants in the indenture governing the 6 3/4% notes, in some cases without notice from the trustee or the holders of 6 3/4% notes and certain events of bankruptcy. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all of the 6 3/4% notes then outstanding will become due and payable immediately without further action or notice.

        The 6 3/4% notes were originally issued in a private placement pursuant to an exemption from the registration requirements of the Securities Act. On August 8, 2005, we completed an offer to exchange the 6 3/4% notes for 6 3/4% notes registered under the Securities Act having substantially identical terms.

 DESCRIPTION OF THE NEW NOTES

        You can find the definitions of certain capitalized terms used in this section under the subheading "—Certain Definitions." In this description, "Penn National" refers only to Penn National Gaming, Inc. and not to any of its subsidiaries.

        Penn National will issue the new notes under the indenture, dated as of August 14, 2009, between itself and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). References to the "notes" include both the new notes and any old notes that remain outstanding following completion of the exchange offer.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as Holders of the notes. The indenture has been filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on August 14, 2009, and a copy is available from us upon request. See "Where You Can Find More Information." Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture. Any notes that remain outstanding after the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Brief Description of the Notes

The Notes

        The notes:

  •
  will be general unsecured obligations of Penn National;

  •
  will be subordinated in right of payment to payment in full in cash or Cash Equivalents of all Senior Debt of Penn National;

  •
  will be pari passu with Penn National's existing $250.0 million of 6 3/4% senior subordinated notes due 2015; and

  •
  will be senior or pari passu in right of payment with any future subordinated Indebtedness of Penn National.

        As of September 30, 2009, Penn National had total Senior Debt of approximately $1,722.6 million (including amounts under outstanding letters of credit). As indicated above and as discussed in detail below under the caption "—Subordination," payments on the notes will be subordinated to the payment of Senior Debt. The indenture will permit us and our subsidiaries to incur substantial additional Senior Debt and structurally senior debt.

        As of the date of the indenture, all of our Subsidiaries other than the Existing Unrestricted Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        Subject to Penn National's compliance with the covenant described below under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National may issue notes under the indenture in an unlimited aggregate principal amount. Penn National will issue notes in denominations of $2,000 and integral multiples of $1,000. The notes will mature on August 15, 2019. The old notes, the new notes and any Additional Notes will be treated as a single class for all purposes under the indenture.

        Interest on the notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2010. Penn National will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

        The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from August 14, 2009. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder of at least $1,000,000 in principal amount of the notes has given wire transfer instructions to Penn National, Penn National will pay all principal, interest and premium on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Penn National elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Penn National may change the paying agent or registrar without prior notice to the Holders of the notes, and Penn National or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Penn National is not required to transfer or exchange any note selected for redemption. Also, Penn National is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption.

Subordination

        The payment of all Obligations in respect of the notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Penn National, including Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) and all outstanding letters of credit under Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof before the Holders of notes will be entitled to receive any payment on, or distribution with respect to, the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Penn National:

          (1)   in a liquidation or dissolution of Penn National;

          (2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Penn National or its property;

          (3)   in an assignment for the benefit of creditors; or

          (4)   in any marshaling of Penn National's assets and liabilities.

        Penn National also may not make any payment on, or distribution with respect to, the notes (except in Permitted Junior Securities or from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance") if:

          (1)   a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

          (2)   any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the applicable agent under the Senior Credit Facilities, Penn National or any agent or trustee acting on behalf of the holders of any Designated Senior Debt.

        Payments on the notes may and will be resumed:

          (1)   in the case of a payment default, upon the date on which such default is cured or waived; and

          (2)   in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

        Notwithstanding the foregoing, Penn National will be permitted to repurchase, redeem, repay or prepay any or all of the notes to the extent required to do so by any Gaming Authority, as described below under the caption "—Redemption—Gaming Redemption."

        If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance") when:

          (1)   the payment is prohibited by these subordination provisions; and

          (2)   the trustee or the Holder has actual knowledge that the payment is prohibited,

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt and shall immediately deliver the amounts in trust to the holders of Senior Debt or their proper representative in the form received with any necessary or requested endorsement.

        Penn National must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Penn National, Holders of notes may recover less ratably than creditors of Penn National who are holders of Senior Debt. See "Risk Factors—Risks Related to the New Notes—Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings."

Redemption

Optional Redemption Prior To August 15, 2014

        At any time prior to August 15, 2014, Penn National may redeem the notes for cash at its option, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the principal amount of the notes being redeemed and scheduled payments of interest on such notes to August 15, 2014, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by Penn National as having a maturity comparable to the remaining term of the notes (as if the final maturity of the notes was August 15, 2014) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (as if the final maturity of the notes was August 15, 2014).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if Penn National obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Penn National, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Penn National by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business date preceding such redemption date.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York (a "Primary Treasury Dealer") selected by Penn National.

Optional Redemption with Proceeds of Equity Offerings

        At any time prior to August 15, 2012, Penn National may on any one or more occasions redeem notes issued under the indenture at a redemption price of 108.750% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Penn National and its Subsidiaries); and

          (2)   the redemption occurs within 180 days after the date of the closing of such Equity Offering.

Optional Redemption On and After August 15, 2014

        Except as described above, the notes will not be redeemable at Penn National's option prior to August 15, 2014. On and after August 15, 2014, Penn National may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2014	104.375%
2015	102.917%
2016	101.458%
2017 and thereafter	100.000%

Gaming Redemption

        In addition to the foregoing, if any Gaming Authority requires that a Holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner:

          (1)   fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

          (2)   is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any Holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws Penn National shall have the right, at its option:

            (i)  to require any such Holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

           (ii)  to call for the redemption of the notes of such Holder or Beneficial Owner at a redemption price equal to the least of:

            (A)  the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

            (B)  the price at which such Holder or Beneficial Owner acquired the notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

            (C)  such other lesser amount as may be required by any Gaming Authority.

        Penn National shall notify the trustee in writing of any such redemption as soon as practicable. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

No Mandatory Redemption

        Penn National is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that any redemption pursuant to "Optional Redemption with Proceeds of Equity Offerings" shall be effected on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited or is not practicable.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that (a) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes (whether by covenant or legal defeasance) or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under the caption "—Gaming Redemption." Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control and Rating Decline

        If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require Penn National to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder's notes pursuant to an offer by Penn National (a "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, Penn National will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following the occurrence of a Change of Control Triggering Event, Penn National will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event, and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, Penn National will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Penn National.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

        Prior to complying with any of the provisions of this Change of Control covenant, but in any event within 90 days following the occurrence of a Change of Control Triggering Event, Penn National will either repay all outstanding Senior Debt in cash or Cash Equivalents or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Penn National will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Penn National to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that Penn National repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Penn National will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Penn National and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Penn National and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Penn National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Penn National and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Penn National (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by Penn National or such Restricted Subsidiary is in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets; provided, however, that for purposes of this clause (2), each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on Penn National's or such Restricted Subsidiary's most recent balance sheet, of Penn National or such Restricted Subsidiary (other than liabilities of Penn National that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets;

            (b)   any securities, notes or other obligations or assets received by Penn National or such Restricted Subsidiary from such transferee that within 180 days after the consummation of such Asset Sale, subject to ordinary settlement periods, are converted by Penn National or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

            (c)   any Designated Non-Cash Consideration received by Penn National or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Penn National may apply an amount equal to those Net Proceeds at its option:

          (1)   to repay Senior Debt or Indebtedness of any Restricted Subsidiary (other than Existing Notes) and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to improve real property or make capital expenditures;

          (3)   to invest in or acquire Permitted Business Assets;

          (4)   to enter into binding commitment to take any of the actions described in the foregoing clauses (1), (2) and (3), and take such action within 12 months after the date of such commitment; or

          (5)   any combination of the foregoing clauses (1) through (4).

Pending the final application of any Net Proceeds, Penn National may temporarily reduce revolving credit borrowings or otherwise invest or utilize the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $25.0 million, Penn National will make either the offers set forth in clause (a) or the offer set forth in clause (b), the choice of offer to be determined by Penn National in its sole discretion:

          (a)   Penn National will make an offer (an "Asset Sale Offer") to all Holders of notes (the "Note Asset Sale Offer"), and an offer to all holders of any other Indebtedness that is pari passu with the notes (the "Pari Passu Asset Sale Offer") containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase, on a pro rata basis (with Excess Proceeds pro rated between the Holders of notes and such holders of pari passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, are made), the maximum principal amount of the notes and the maximum principal amount (or accreted value, as applicable) of such other pari passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. To the extent that the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, is less than the principal amount of notes or the principal amount (or accreted value, if applicable) of such pari passu Indebtedness offered to be purchased in the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, Penn National and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Excess Proceeds, the applicable trustee will select such notes or such other pari passu Indebtedness, as the case may be, to be purchased on a pro rata basis.

          (b)   Penn National will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. If any Excess Proceeds remain after consummation of such Asset Sale Offer, Penn National may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis.

        The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (the "Asset Sale Payment Date"), and will be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        If any non-cash consideration received by Penn National or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition, at the time of such conversion or disposition, shall be subject to the provisions of this covenant (subject to the proviso of the definition of "Asset Sale").

        Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The agreements governing Penn National's outstanding Senior Debt currently prohibit Penn National from purchasing any notes with Asset Sale proceeds, and also provide that certain change of control or asset sale events with respect to Penn National would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Penn National becomes a party may contain similar restrictions and provisions. In the event a Change of Control Triggering Event or an Asset Sale occurs at a time when Penn National is prohibited from purchasing notes, Penn National could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Penn National does not obtain such a consent or repay such borrowings, Penn National will remain prohibited from purchasing notes. In such case, Penn National's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture. During any period of time (a "Suspension Period") that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event," Penn National and its Subsidiaries will not be subject to the following provisions of the indenture, and during a Suspension Period, the Board of Directors of Penn National may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Board of Directors of Penn National could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with the Indenture assuming the covenants set forth below had not been suspended:

          (a)   "—Certain Covenants—Restricted Payments;"

          (b)   "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (c)   "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;"

          (d)   clause (4) of the first paragraph of "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (e)   "—Certain Covenants—Transactions with Affiliates;"

          (f)    "—Certain Covenants—Business Activities;" and

          (g)   "—Repurchase at the Option of Holders—Asset Sales;"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be set at zero.

        In the event that Penn National and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding paragraph and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or downgrades the rating assigned to the notes below the required Investment Grade Rating (such date of withdrawal or downgrade, the "Reinstatement Date"), then Penn National and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the notes.

        On the Reinstatement Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be subject to the covenant described below under the caption

"—Incurrence of Indebtedness and Issuance of Preferred Stock." To the extent such Indebtedness, Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," such Indebtedness, Disqualified Stock or preferred stock will be deemed to have been outstanding on the issue date of the notes, so that it is classified as permitted under clause (2) of the second paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under the covenant described below under the caption "—Restricted Payments" will be made as though such covenant had been in effect from the issue date of the notes and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption "—Restricted Payments" to the extent provided therein.

        Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or on the Reinstatement Date or after the Suspension Period based solely on events that occurred during the Suspension Period).

        Notwithstanding the foregoing, neither (a) the continued existence, after the Reinstatement Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in the indenture or cause a Default or Event of Default thereunder; provided that (1) Penn National and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) Penn National reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

Restricted Payments

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (A)  declare or pay any dividend or make any other distribution on account of Penn National's or any of its Restricted Subsidiaries' Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Penn National or (y) to Penn National or a Restricted Subsidiary of Penn National);

          (B)  purchase, redeem or otherwise acquire or retire for value (x) any Equity Interests of Penn National (other than Disqualified Stock issued after the date of the indenture within 365 days of the Stated Maturity of such Disqualified Stock) or (y) any preferred stock of a Restricted Subsidiary of Penn National (other than within 365 days of the Stated Maturity thereof), in the case of each of clauses (x) and (y), other than any such Equity Interests or preferred stock held by Penn National or a Restricted Subsidiary of Penn National);

          (C)  make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Penn National that is subordinated to the notes (except a payment within 365 days of the Stated Maturity thereof and other than Indebtedness permitted under clause (6) of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"); or

          (D)  make any Restricted Investment

(all such payments and other actions set forth in these clauses (A) through (D) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   Penn National would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Penn National and its Restricted Subsidiaries after the 11 1/8% Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (8), (10), (13), (14) and (15) and, solely to the extent not reducing Consolidated Net Income (or Net Income), (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of Penn National for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the 11 1/8% Issue Date to the end of Penn National's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b)   100% of (x) the aggregate net cash proceeds received by Penn National since the 11 1/8% Issue Date (i) as a contribution to its common equity capital, or (ii) from the issue or sale of the Redeemable Preferred Stock, or (iii) from the issue or sale of other Equity Interests of Penn National (other than Disqualified Stock), or (iv) from the issue or sale of convertible or exchangeable Disqualified Stock (other than the Redeemable Preferred Stock) or convertible or exchangeable debt securities of Penn National, in each case in this clause (iv), that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National), and (y) the purchase price of any Permitted Business Assets or other assets acquired in exchange for the issue or sale of Equity Interests of Penn National (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Penn National that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National) following the date of the indenture, plus

            (c)   to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary) that was made after the 11 1/8% Issue Date and was included in the calculation of Restricted Payments made under the indenture:

              (x)   is sold for cash or otherwise liquidated or repaid for cash, in whole or in part (including through the sale of capital stock or other securities of an Unrestricted Subsidiary other than to Penn National or any of its Restricted Subsidiaries), or

              (y)   is repurchased or redeemed by any person (other than Penn National or any of its Restricted Subsidiaries) or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Penn National or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by Penn National or any of its Restricted Subsidiaries, including any Investment Guarantee), or any payments under management contracts or services agreements, 100% of the aggregate reduction of or return with respect to, and all other payments and the fair market value of assets other than cash received with respect to, such Restricted Investment, plus

            (d)   to the extent that any Restricted Investment was made after the 11 1/8% Issue Date in an entity that subsequently becomes a Restricted Subsidiary (other than through the redesignation of an Unrestricted Subsidiary to which clause (e) below shall apply) and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investment, plus

            (e)   to the extent that any Unrestricted Subsidiary of Penn National is redesignated as a Restricted Subsidiary in compliance with the covenant "—Designation of Restricted and Unrestricted Subsidiaries," or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Penn National or a Restricted Subsidiary, in each case after the 11 1/8% Issue Date, the fair market value of Penn National's and its Restricted Subsidiaries' Investment in such Subsidiary (directly or indirectly) as of the date of such redesignation, merger, consolidation, amalgamation, transfer or conveyance or liquidation.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, if at the date of declaration or giving of the redemption notice, as the case may be, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance (whether by covenant or legal defeasance) or other acquisition of any subordinated Indebtedness of Penn National or of any Equity Interests of Penn National in exchange for, or by conversion into, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Penn National) of, Equity Interests of Penn National (other than Disqualified Stock) or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Penn National; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   (x) the defeasance (whether by covenant or legal defeasance), redemption, repurchase or other acquisition of subordinated Indebtedness of Penn National with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, or (y) the redemption, repurchase or other acquisition of Disqualified Stock of Penn National with the net cash proceeds from an issuance of, or in exchange for, Permitted Refinancing Indebtedness constituting Disqualified Stock;

          (4)   the payment of any dividend by a Restricted Subsidiary of Penn National to the holders of its Equity Interests (other than preferred stock) on a pro rata basis;

          (5)   redemptions, repurchases or repayments of Indebtedness or Equity Interests of Penn National or any of its Subsidiaries to the extent required by any Gaming Authority having jurisdiction over Penn National or any Restricted Subsidiary or deemed necessary by the Board of Directors of Penn National in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required under "—Redemption—Gaming Redemption" above;

          (6)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Penn National or any Restricted Subsidiary of Penn National held by any member of Penn National's (or any of its Restricted Subsidiaries') present or former management, any director or any employee (or heirs of, estates of or trusts formed by such persons) upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any fiscal year, and provided, further, that any amounts not used in any fiscal year may be carried forward for up to two succeeding fiscal year periods until used;

          (7)   the declaration and payment of dividends to holders of Penn National's Disqualified Stock and to holders of preferred stock of Restricted Subsidiaries issued in accordance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

          (9)   if a Change of Control Triggering Event or an Asset Sale has occurred and Penn National shall have consummated the Change of Control Offer or Asset Sale Offer, respectively, and purchased on the Change of Control Payment Date or the Asset Sale Payment Date, respectively, all notes tendered (up to the maximum amount of notes required to be so purchased, in the case of an Asset Sale Offer) in response to the Change of Control Offer or the Asset Sale Offer, respectively, as described above under "—Repurchase at the Option of Holders—Change of Control and Rating Decline" or "—Asset Sales," respectively, any purchase or redemption (within 60 days after the Change of Control Payment Date or the Asset Sale Payment Date, respectively) of any Indebtedness that is subordinated to the notes or of any Disqualified Stock, in each case, required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value or liquidation preference, as applicable) thereof, plus accrued and unpaid interest or accrued and unpaid dividends, as applicable, thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

          (10) purchase by Penn National or any of its Restricted Subsidiaries of preferred stock of a Restricted Subsidiary of Penn National if after giving effect thereto Penn National's and its Restricted Subsidiaries' direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases;

          (11) Investment Guarantees, Investment Guarantee Payments, Permitted Joint Venture Investments or other Investments (without duplication) that Penn National has elected to include in the calculation of Restricted Payments pursuant to either clause (17)(b)(z) of the definition of "Permitted Investments" or clause (z) of the definition of "Permitted Joint Venture Investment;"

          (12) any payment made relating to any Trust Agreement;

          (13) Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law;

          (14) payments (whether in cash, Capital Stock or property) in connection with the redemption, purchase or other acquisition or retirement of the Redeemable Preferred Stock, in each case if the Consolidated Leverage Ratio of Penn National is less than or equal to 5.0:1.0; and

          (15) other Restricted Payments not to exceed $100.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Penn National or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Penn National's Board of Directors.

        The incurrence of Indebtedness (including Guarantees) and the granting of Liens, to the extent in compliance with the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens," respectively, and any payment of consideration to holders of Penn National's or any of its Restricted Subsidiaries' Equity Interests from the proceeds thereof, in each case, in connection with a merger or consolidation constituting or resulting in a Change of Control and otherwise permitted by the indenture shall not constitute a Restricted Payment or be subject to the provisions of this covenant if either (A) both (i) the Consolidated Leverage Ratio of Penn National on a pro forma basis after giving effect to such Change of Control shall be less than 5.5:1.0 and (ii) there shall not be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date or (B) there shall be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible change by either of the Rating Agencies) an increase in the rating of the notes by both Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date.

Incurrence of Indebtedness and Issuance of Preferred Stock

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Penn National will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Penn National and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), Penn National may issue Disqualified Stock and Penn National's Restricted Subsidiaries may issue preferred stock if, in any such case, the Fixed Charge Coverage Ratio for Penn National's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including as set forth in the definition of "Fixed Charge Coverage Ratio"), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by Penn National and/or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Credit Facilities or otherwise; provided that the aggregate principal amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under such Credit Facilities or otherwise after giving effect to such incurrence does not exceed the greater of (A) $3.025 billion, less the aggregate amount of all

  Net Proceeds of Asset Sales consummated after the date of the indenture that have been applied by Penn National or any of its Restricted Subsidiaries to repay any Indebtedness under a Credit Facility or otherwise incurred under this clause (1) (and to reduce commitments with respect thereto in the case of any such Indebtedness that is revolving credit Indebtedness) pursuant to the covenant described above under the caption "—Repurchase at Option of Holders—Asset Sales," and (B) 2.0 times the Consolidated Cash Flow of Penn National and its Restricted Subsidiaries for the period consisting of the four full fiscal quarters for which financial statements are available that immediately precede the date on which the Indebtedness is incurred (after giving pro forma effect to the application of the net proceeds of such Indebtedness and to those matters referred to in clauses (1), (2) and (3) of the second paragraph of the definition of "Fixed Charge Coverage Ratio" that have occurred since the beginning of such four quarter period as if they had occurred at the start of such period); provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (2)   the incurrence by Penn National and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by Penn National of Indebtedness represented by the notes to be issued on the date of the indenture in the principal amount of $325.0 million (and the Exchange Notes issued in exchange therefor);

          (4)   the incurrence by Penn National and/or any of its Restricted Subsidiaries of (a) Indebtedness represented by Purchase Money Indebtedness and Capital Lease Obligations, or (b) Indebtedness in connection with the construction of any new facility or facilities related to, or the acquisition of assets used in (whether by the purchase of assets or of capital stock of any person owning such assets), any Permitted Business or in connection with the expansion or refurbishment by Penn National or any Restricted Subsidiary of any of its existing facilities, in the case of each of clauses (a) and (b), including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (4), in an aggregate principal amount or accreted value, as applicable, not to exceed $150.0 million in the aggregate at any time outstanding;

          (5)   the incurrence by Penn National or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Indebtedness (including an Investment Guarantee) that (a) was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (9), (16) or, without duplication, (17) of this paragraph or this clause (5) or (b) was incurred during any Suspension Period;

          (6)   the incurrence by Penn National or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock by a Restricted Subsidiary, in each case between or among Penn National and any of its Restricted Subsidiaries (including Indebtedness or preferred stock of any Restricted Subsidiary to Penn National or another Restricted Subsidiary or of Penn National to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business); provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, or preferred stock being held by a Person other than Penn National or a Restricted Subsidiary of Penn National and (b) any sale or other transfer (excluding Liens permitted by the indenture) of any such Indebtedness or preferred stock to a Person that is neither Penn National nor a Restricted Subsidiary of Penn National will be deemed, in each case, to constitute an incurrence of such Indebtedness by Penn National or such Restricted Subsidiary or an issuance of preferred stock by such Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by Penn National and/or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or currency exchange risk or commodity pricing risk;

          (8)   the guarantee by Penn National or any of its Restricted Subsidiaries of Indebtedness of Penn National or a Restricted Subsidiary of Penn National that was permitted to be incurred by another provision of this covenant;

          (9)   the incurrence by Penn National or any of its Restricted Subsidiaries of any Investment Guarantee or Investment Guarantee Indebtedness;

          (10) Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit provided by Penn National or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Penn National's and its Restricted Subsidiaries' applications for gaming licenses or such workers' compensation claims, self-insurance, obligations, bonds or guarantees);

          (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

          (12) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

          (13) Indebtedness arising from agreements of Penn National or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that:

            (a)   such Indebtedness is not reflected at the time of such incurrence or assumption on the balance sheet of Penn National or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

            (b)   in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Penn National and/or that Restricted Subsidiary in connection with that disposition;

          (14) incurrence of Indebtedness by Penn National or any of its Restricted Subsidiaries (in addition to Existing Indebtedness) consisting of Guarantees of Indebtedness of Pennwood in an aggregate principal amount at any time outstanding not to exceed $20.0 million;

          (15) Indebtedness incurred to repurchase Indebtedness or Equity Interests of Penn National or any of its Subsidiaries pursuant to clause (5) under the caption "—Restricted Payments;"

          (16) Acquired Debt and any other Indebtedness incurred to finance a merger, consolidation or other acquisition; provided that immediately after giving effect to the incurrence of such Acquired Debt and such other Indebtedness, as the case may be, on a pro forma basis as if such incurrence (and the related merger, consolidation or other acquisition) had occurred at the beginning of the applicable four-quarter period, either (A) Penn National and its Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (B) (x) the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such merger, consolidation or other acquisition and (y) (i) in the case of Acquired Debt, has a Weighted Average Life to Maturity equal to or greater than three years and (ii) in the case of any such other Indebtedness, has a final maturity date at least 91 days after the Stated Maturity of the notes and has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the notes; and

          (17) the incurrence or issuance by Penn National and/or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (17), not to exceed $150.0 million (it being understood that Indebtedness incurred, or Disqualified Stock or preferred stock issued, pursuant to this paragraph (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed to be incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which Penn National or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (17)).

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Penn National will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Penn National may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant, provided that Penn National or the applicable Restricted Subsidiary would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Indebtedness under the Senior Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of "Permitted Debt" to the extent permitted by such exception.

        Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. The maximum amount of Indebtedness that Penn National or a Restricted Subsidiary may incur shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

No Senior Subordinated Debt; No Guarantees of Senior Subordinated Debt Securities

        Penn National will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Penn National and senior in any respect in right of payment to the notes. In addition, following the date of the indenture, no Restricted Subsidiary of Penn National will directly or indirectly guarantee, or become jointly and severally liable with respect to any Debt Securities of Penn National (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of Penn National and its Restricted Subsidiaries to the extent a guarantee is required as a result of the assumption by Penn National or any of its Restricted Subsidiaries of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the date of the indenture that are subordinate or junior in right of payment to any Senior Debt of Penn National, unless a senior subordinated guarantee is provided in respect of the notes by such Restricted Subsidiary. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral.

Liens

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured (1) on an equal and ratable basis with the obligations so secured (if such obligations are pari passu with the notes) until such time as such obligations are no longer secured by a Lien or (2) on a senior basis to the obligations so secured to the extent such obligations are subordinated in right of payment to the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends or make any other distributions on its Capital Stock to Penn National or any of its Restricted Subsidiaries, or pay any indebtedness owed to Penn National or any of its Restricted Subsidiaries;

          (b)   make loans or advances to Penn National or any of its Restricted Subsidiaries; or

          (c)   transfer any of its properties or assets to Penn National or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   the provisions of any agreements governing Existing Indebtedness or Credit Facilities and any other agreements as in effect on the date of the indenture;

          (2)   (x) the indenture and the notes, in each case as the same may be amended from time to time in accordance with the terms thereof, and (y) other Indebtedness pari passu with the notes, provided that in the case of this clause (y), the restrictions contained in the agreements governing such pari passu Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the indenture and the notes;

          (3)   applicable law, rule, regulation, decree or order (including any Gaming Law and any rules, regulations, orders or requirements of any Gaming Authority);

          (4)   any agreement or instrument (including those governing Indebtedness (including Acquired Debt) or Capital Stock) of a Person acquired by Penn National or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the Equity Interests of the Person, so acquired, provided that, in the case of Indebtedness, Disqualified Stock or preferred stock, such Indebtedness, Disqualified Stock or preferred stock was permitted by the terms of the indenture to be incurred;

          (5)   customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of Penn National or any Restricted Subsidiary;

          (6)   non-assignment provisions or other customary restrictions arising under any purchase money financing or licenses or other contracts entered into in the ordinary course of business;

          (7)   purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture that impose restrictions on that property of the nature described in clause (c) of the preceding paragraph;

          (8)   any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restriction on action by that Restricted Subsidiary pending its sale or other disposition;

          (9)   restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under the indenture;

          (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the agreements governing the Indebtedness being refinanced;

          (11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (12) restrictions in respect of Equity Interests in joint ventures or non-wholly owned Restricted Subsidiaries or the property of joint ventures or non-wholly owned Restricted Subsidiaries;

          (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (14) Senior Debt, including the Senior Credit Facilities, provided that the restrictions contained in the agreements governing such Senior Debt are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the Senior Credit Facilities as of the date of the indenture;

          (15) any Indebtedness incurred or preferred stock issued by Foreign Subsidiaries or joint ventures that is permitted to be incurred after the issue date pursuant to the provisions of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (16) restrictions imposed pursuant to any of the Trust Agreements upon the occurrence of a Trigger Event;

          (17) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary;

          (18) restrictions imposed by Gaming Authorities on entities holding, or operating pursuant to, Gaming Approvals;

          (19) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker's compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto);

          (20) the subordination provisions of any Indebtedness owed to Penn National or any of its Restricted Subsidiaries;

          (21) restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is a Subsidiary of such Restricted Subsidiary or that is not a direct or indirect parent of such Restricted Subsidiary; and

          (22) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (21) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are no more restrictive, taken as a whole, in the good faith judgment of Penn National, with respect to such dividend and other payment restrictions than those contained in the most restrictive of those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

        Nothing contained in this covenant shall prevent Penn National or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the covenant described under the caption "—Liens" or (2) restricting the sale or other disposition of property or assets of Penn National or any of its Restricted Subsidiaries that secure Indebtedness of Penn National or any of its Restricted Subsidiaries.

Merger, Consolidation or Sale of Assets

        Penn National may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Penn National is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

          (1)   either (a) Penn National is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Penn National) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Penn National under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) Penn National or the Person formed by or surviving any such consolidation or merger (if other than Penn National), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) Penn National (or the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made) and its Restricted Subsidiaries will have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such transaction.

        In addition, Penn National may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Penn National's and its Restricted Subsidiaries' assets, taken as a whole, in compliance with the provisions of this "Merger, Consolidation or Sale of Assets" covenant, Penn National will be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

            (i)  a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among Penn National and any of its Restricted Subsidiaries; or

           (ii)  a merger between Penn National and an Affiliate of Penn National incorporated solely for the purpose of reincorporating or reorganizing Penn National in another State of the United States.

Transactions with Affiliates

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are not materially less favorable to Penn National or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Penn National or such Restricted Subsidiary with an unrelated Person; and

          (2)   Penn National delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any indemnification or employment agreements or arrangements and benefit plans or arrangements, and any transactions contemplated by any of the foregoing relating to compensation and employee benefits matters, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers or directors entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business or otherwise approved by the Board of Directors of Penn National;

          (2)   transactions between or among Penn National and/or its Restricted Subsidiaries;

          (3)   transactions with a Person that is an Affiliate of Penn National solely because Penn National or one of its Restricted Subsidiaries owns an Equity Interest in such Person;

          (4)   payment of reasonable directors' fees and indemnity provided on behalf of officers, directors or employees of Penn National or any of its Restricted Subsidiaries;

          (5)   sales or issuances of Equity Interests (other than Disqualified Stock) of Penn National to Affiliates of Penn National;

          (6)   Permitted Investments (other than Permitted Investments in a joint venture or an Unrestricted Subsidiary, which shall be subject to clause (11) below) and Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

          (7)   transactions disclosed in Penn National's Commission filings prior to the date of the indenture and any agreements, instruments or obligations as in effect on the date of issuance of the notes and transactions contemplated thereby and any renewals, replacements, amendments, supplements or other modifications thereof (so long as the terms of such renewals, replacements, amendments, supplements or modifications are not less favorable to the Holders of the notes in any material respect, taken as a whole, as compared to the applicable agreement as in effect on the date of issuance of the notes);

          (8)   the occurrence of a Trigger Event and the transactions contemplated by the Trust Agreements;

          (9)   transactions with persons who have entered into an agreement, contract or arrangement with Penn National or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because Penn National and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of Penn National's Board of Directors and determined by them to be in the best interests of Penn National;

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to Penn National and its Restricted Subsidiaries taken as a whole, in the determination of Penn National's Board of Directors or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (11) transactions with joint ventures and Unrestricted Subsidiaries approved by a majority of the disinterested members of Penn National's Board of Directors (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through Penn National and its Restricted Subsidiaries); provided that no Affiliate of Penn National (other than Penn National and its Restricted Subsidiaries) has an interest (other than indirectly through Penn National and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

        Each of the Existing Unrestricted Subsidiaries shall be an Unrestricted Subsidiary as of the date of the indenture. Further, the Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Penn National and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will constitute Restricted Investments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or, if eligible, Permitted Investments, as determined by Penn National. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

        Penn National will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Penn National and its Restricted Subsidiaries taken as a whole.

Payments for Consent

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame and on the terms set forth in and in accordance with the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, Penn National will furnish to the trustee for mailing to the Holders of notes, within 30 days after the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if or as if Penn National were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Penn National's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if Penn National were required to file such reports.

        The availability of the foregoing materials on the Commission's EDGAR or IDEA service (or any successor thereto) shall be deemed to satisfy Penn National's obligations to furnish such materials to the trustee for mailing to the Holders of notes.

        In addition, Penn National has agreed that, for so long as any notes remain outstanding, if Penn National is not required to file with the Commission the reports required by the first paragraph of this covenant, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

          (2)   default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3)   failure by Penn National or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control and Rating Decline" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   subject to the last paragraph of this covenant, failure by Penn National or any of its Restricted Subsidiaries for 60 days after receipt of notice from the trustee or Holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

            (a)   is caused by a failure to pay principal of such Indebtedness at final maturity (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $100.0 million; provided, that this clause (5) shall not apply to any Investment Guarantee or Investment Guarantee Indebtedness unless Penn National or one of its Restricted Subsidiaries defaults in the performance of its payment obligations in respect of its Investment Guarantee of such Investment Guarantee Indebtedness;

          (6)   failure by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7)   certain events of bankruptcy or insolvency described in the indenture with respect to Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Penn National, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes; provided that the Holders of a majority in aggregate principal amount of the notes then outstanding may rescind an acceleration of the notes and waive the payment default that resulted from such acceleration.

        Penn National is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Penn National is required to deliver to the trustee, a statement specifying such Default or Event of Default.

        Notwithstanding clause (4) of the first paragraph above or any other provision of the indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by Penn National with the covenant described under the caption "—Reports" shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the notes shall not have any right under the indenture to accelerate the maturity of the notes as a result of any such failure to comply. If a failure to comply by Penn National with the covenant described under the caption "—Reports" continues for 60 days after Penn National receives notice of such failure to comply in accordance with clause (4) of the first paragraph above (such notice, the "Reports Default Notice"), and is continuing on the 60th day following Penn National's receipt of the Reports Default Notice, Penn National will pay liquidated damages to all Holders of notes at a rate per annum equal to 0.25% of the principal amount of the notes from the 60th day following Penn National's receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following Penn National's receipt of the Reports Default Notice and (y) the date on which the failure to comply by Penn National with the covenant described under the caption "—Reports" shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by Penn National with the covenant described under the caption "—Reports" shall not have been cured or waived on or before the 121st day following Penn National's receipt of the Reports Default Notice, then the failure to comply by Penn National with the covenant described under the caption "—Reports" shall on such 121st day constitute an Event of Default. A failure to comply with the covenant described under the caption "—Reports" automatically shall cease to be continuing and shall be deemed cured at such time as Penn National furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the Commission's EDGAR or IDEA service (or any successor thereto) shall be deemed to satisfy Penn's obligation to furnish such information or report to the trustee).

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of Penn National or any successor entity, as such, will have any liability for any obligations of Penn National under the notes or the indenture or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Penn National may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest or premium on such notes when such payments are due from the trust referred to below;

          (2)   Penn National's obligations with respect to the notes concerning issuing temporary notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and Penn National's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, Penn National may, at its option and at any time, elect to have the obligations of Penn National released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including the events described in clauses (1), (2), or (7) under the caption "Events of Default and Remedies" above pertaining to Penn National) described under the caption "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes. Penn National may exercise Legal Defeasance regardless of whether it previously has exercised Covenant Defeasance and Penn National may, within 90 days following the exercise of Covenant Defeasance, redeem the notes in whole and not in part pursuant to an optional redemption as provided under "Redemption—Optional Redemption Prior to August 15, 2014" and apply the defeasance trust to such redemption.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Penn National must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of or interest and premium on the outstanding notes on the Stated Maturity or on a redemption date, as the case may be, and Penn National must specify whether the notes are being defeased to maturity or to a particular redemption date (provided that Penn National may (within 90 days of such deposit) subsequently redeem the notes in whole and not in part as provided under "Redemption—Optional Redemption Prior to August 15, 2014");

          (2)   in the case of Legal Defeasance, Penn National must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Penn National has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, Penn National must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or other Indebtedness which is being defeased or discharged and, in each case, the granting of Liens in connection therewith);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being defeased or discharged) to which Penn National or any of its Restricted Subsidiaries is a party or by which Penn National or any of its Restricted Subsidiaries is bound;

          (6)   Penn National must deliver to the trustee an officers' certificate stating that the deposit was not made by Penn National with the intent of preferring the Holders of notes over the other creditors of Penn National or with the intent of defeating, hindering, delaying or defrauding creditors of Penn National or others; and

          (7)   Penn National must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of or interest or premium on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or interest or premium on the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the provisions described above under the caption "—Repurchase at the Option of Holders"); or

          (8)   make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

        Notwithstanding the preceding, without the consent of any Holder of notes, Penn National and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect, mistake or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of Penn National's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Penn National's assets;

          (4)   to comply with the rules of any applicable securities depository;

          (5)   to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of notes;

          (6)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture, including the covenant under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (7)   to make any change that would provide any additional rights or benefits to the Holders of notes (including to provide for any guarantees of the notes or any collateral securing the notes or any guarantees of the notes) or that does not materially adversely affect the legal rights under the indenture of any such Holder;

          (8)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the TIA; or

          (9)   to conform the text of the indenture or the notes to any provision of this Description of Notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to Penn National, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Penn National has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (after giving effect thereto) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Penn National is a party or by which Penn National is bound, in each case other than a Default or Event of Default, or a breach, violation or default, resulting from the borrowing of funds to be applied to such deposit and any similar and substantially concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith;

          (3)   Penn National has paid or caused to be paid all other sums payable by it under the indenture; and

          (4)   Penn National has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Penn National must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        The trustee is an affiliate of Well Fargo Securities, LLC, one of the initial purchasers of the notes, and is also the trustee under the indenture governing Penn National's 6 3/4% senior subordinated notes due 2015.

        If the trustee becomes a creditor of Penn National, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Penn National Gaming, Inc., Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Chief Financial Officer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "11 1/8% Issue Date" means March 12, 2001.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary (including by designation) of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that, for the avoidance of doubt, if such Indebtedness is repurchased, redeemed, retired, defeased (whether by covenant or legal defeasance), discharged or otherwise repaid (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether covenant or legal), discharge or repayment) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness shall not constitute Acquired Debt. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from a Person or the date a Person becomes a Restricted Subsidiary.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (a)   the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Penn National and its Subsidiaries taken as a whole or any disposition that constitutes a Change of Control pursuant to the Indenture shall not constitute an Asset Sale and shall be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control and Rating Decline" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "—Repurchase at the Option of Holders—Asset Sales;" and

          (b)   the issuance or sale of Equity Interests in any of Penn National's Restricted Subsidiaries (other than preferred stock issued in compliance with the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock");

provided, however, that notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $20.0 million;

          (2)   a transfer of assets between or among Penn National and any of its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by any Restricted Subsidiary to Penn National or to any other Restricted Subsidiary;

          (4)   the sale, exchange for replacement items or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5)   (a) sales, transfers or other dispositions of used, worn out, obsolete, damaged or surplus property, or property otherwise unsuitable for use in connection with the business, by Penn National and its Restricted Subsidiaries in the ordinary course of business, and (b) the abandonment or other sale, transfer or other disposition of intellectual property that is, in the judgment of Penn National, no longer economically practicable to maintain or useful in the conduct of the business of Penn National and its Restricted Subsidiaries taken as a whole;

          (6)   the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

          (7)   a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

          (8)   (a) the issuance or sale of directors' qualifying shares or (b) the issuance, sale or transfer of Equity Interests of foreign Restricted Subsidiaries to foreign nationals to the extent required by applicable law;

          (9)   leases (as lessor or sublessor) of real or personal property and guaranties of any such lease in the ordinary course of business;

          (10) licenses and sublicenses by Penn National or any of its Restricted Subsidiaries of software, intellectual property and other general intangibles in the ordinary course of business;

          (11) terminations of Hedging Obligations;

          (12) any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims in the ordinary course of business;

          (13) sales of Unrestricted Subsidiaries or joint ventures, or Equity Interests or other Investments therein, or assets thereof;

          (14) the occurrence of any Trigger Event; and

          (15) the grant of any Liens not prohibited by the indenture and any exercise of remedies in respect thereof.

        In addition, for the avoidance of doubt, conveyances, sales, leases, assignments, transfers or other dispositions which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars, Canadian dollars, Euros or any national currency of any participating member state of the European Union or such local currencies held by Penn National and its Subsidiaries from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government, Canada or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities that are issued by the United States government) having maturities of not more than two years after the date of acquisition;

          (3)   securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof (and that are rated at the time of acquisition within one of the two highest ratings for such securities by Moody's or S&P) having maturities of not more than two years after the date of acquisition;

          (4)   certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facilities or with any commercial bank having capital and surplus of at least $250.0 million at the time of acquisition;

          (5)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) through (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above at the time of acquisition;

          (6)   commercial paper rated at the time of acquisition within one of the two highest ratings obtainable for such securities by Moody's or S&P and maturing within two years after the date of acquisition;

          (7)   marketable short term money market and similar securities having the highest rating obtainable from Moody's and S&P at the time of acquisition and in each case maturing within two years after the date of acquisition;

          (8)   other dollar denominated securities issued by any Person incorporated in the United States rated at least "A" or the equivalent by S&P or at least "A2" or the equivalent by Moody's and maturing not more than two years after the date of acquisition; and

          (9)   money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal or to Penn National or any of its Restricted Subsidiaries;

          (2)   the adoption by shareholders of a plan relating to the liquidation or dissolution of Penn National;

          (3)   the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties or any holding company which owns 100% of the Voting Stock of Penn National (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Penn National, measured by voting power rather than number of shares;

          (4)   the consummation of any transaction (including any merger or consolidation) the result of which is that the Principals and their Related Parties (or any one of them) (other than any holding company which owns 100% of the Voting Stock of Penn National (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company)), becomes the Beneficial Owner, directly or indirectly, of more than 66 2/3% of the Voting Stock of Penn National, measured by voting power rather than number of shares; or

          (5)   the first day on which a majority of the members of the Board of Directors of Penn National are not Continuing Directors.

        "Change of Control Triggering Event" means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

          (1)   provision for taxes based on income or profits or capital gains, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period, to the extent deducted in computing such Consolidated Net Income; plus

          (2)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, (net of the effect of all payments made or received pursuant to Hedging Obligations related to interest rates), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3)   any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) or loss associated with any Financing Activity, to the extent deducted in computing such Consolidated Net Income, minus any gain associated with any Financing Activity to the extent increasing Consolidated Net Income; plus

          (4)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period on or prior to the final Stated Maturity of the notes or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income (or Net Income); plus

          (5)   to the extent deducted in computing such Consolidated Net Income, any Pre-Opening Expenses; plus

          (6)   the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges) and any unusual or non recurring items of loss or expense deducted in such period in computing Consolidated Net Income, minus any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such period; plus

          (7)   without duplication, any other non-cash charges or items of expense, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period on or prior to the final Stated Maturity of the Notes; plus

          (8)   in any fiscal quarter during which a purchase of property subject to any operating lease shall occur and during the three following fiscal quarters, an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Penn National and its Restricted Subsidiaries; minus

          (9)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the issue date, plus

          (10) the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (10) to the extent that such amount of insurance proceeds plus Consolidated Cash Flow attributable to such property for such period (without giving effect to this clause (10)) does not exceed Consolidated Cash Flow attributable to such property during the most recently completed four fiscal quarter period for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated Cash Flow attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated Cash Flow shall be further adjusted, in the event of any Expansion Capital Expenditures, by multiplying the Consolidated Cash Flow attributable to such Expansion Capital Expenditures (as determined by Penn National) during the first three complete fiscal quarters following completion of such Expansion Capital Expenditures by (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters).

        "Consolidated Leverage Ratio" means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person as of such date of determination (the "Calculation Date"), after giving effect to all transactions to occur on the Calculation Date (including, without limitation, the merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith), to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the "reference period") immediately preceding the Calculation Date. For purposes of this definition, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis, without duplication, to:

            (i)  acquisitions (including the occurrence of a Reverse Trigger Event) or investments that have been made by the specified Person or any of its Restricted Subsidiaries and mergers and consolidations (including, without limitation, any merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period:

            (a)   shall include the Consolidated Cash Flow of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, and

            (b)   such pro forma calculations shall, without duplication, give effect to cost savings and other operating expense reductions and improvements that have been realized or that are reasonably expected to be realized within 12 months of the Calculation Date, as determined by the chief financial officer or other senior financial officer of Penn National (in his or her reasonable judgment), in connection with the transaction which is being given pro forma effect, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Penn National or any other Person acquiring Penn National or having control over Penn National after giving effect to such Change of Control of any closing) of any facility, as applicable (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission);

           (ii)  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

          (iii)  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (iv)  the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

          (1)   any gain or loss (together with any related provision for taxes thereon), realized in connection with (a) any Asset Sale or (b) any disposition of any securities by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

          (2)   the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting or that is an Unrestricted Subsidiary or Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash);

          (3)   solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of "Certain Covenants—Restricted Payments," the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than limitations imposed either (x) pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or in respect of which the required steps have been taken to have such Acquired Debt defeased (whether by covenant or legal defeasance) or discharged, or a deposit has been made for such purpose (provided such

  Acquired Debt is in fact redeemed, repurchased, repaid, defeased, discharged or otherwise acquired within 100 days of the incurrence of the Acquired Debt), or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction, unless, in either case, such restriction with respect to the payment of dividends or similar distributions has been waived; provided that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

          (4)   any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Financial Accounting Standards Board Statement Nos. 142 and No. 144, and any expenses or charges relating to the amortization of intangibles as a result of the application of Financial Accounting Standards Board Statement No. 141, shall be excluded;

          (5)   any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

          (6)   the cumulative effect of a change in accounting principles shall be excluded;

          (7)   any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7));

          (8)   to the extent covered by insurance and actually reimbursed, or, so long as Penn National has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

          (9)   gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Financial Accounting Standards Board Statements Nos. 133 and 157 shall be excluded.

        For purposes of calculating Consolidated Net Income, any non-recurring charges or expenses of such Person or of a company or business acquired by such Person (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person shall be added to the Consolidated Net Income of such Person, to the extent any such charges or expenses were deducted in computing such Consolidated Net Income of such Person.

        "Consolidated Total Indebtedness" means, with respect to any Person as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to such date, (ii) Indebtedness constituting letters of credit, Hedging Obligations and Investment Guarantees to the extent such Investment Guarantee would not be reflected as indebtedness on Penn National's consolidated balance sheet (excluding references in footnotes not otherwise reflected on the balance sheet) in accordance with GAAP, and (iii) Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures (including interest costs related thereto) until the fiscal quarter following completion of such Expansion Capital Expenditures, less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Penn National who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Facilities" means one or more debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt securities, including any related notes, guarantees, collateral documents, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced, restructured or otherwise refinanced in whole or in part from time to time by one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility) or instruments.

        "Debt Securities" means any debt securities, as such term is commonly understood, issued in any public offering or private placement in an aggregate principal amount of $100.0 million or more.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-Cash Consideration" means the fair market value of non-cash consideration received by Penn National or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate setting forth the basis of such valuation, executed by a financial officer of Penn National, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

        "Designated Senior Debt" means:

          (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

          (2)   after payment in full of all Obligations under the Senior Credit Facilities, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Penn National as "Designated Senior Debt."

        "Development Services" means the provision (through retained professionals or otherwise) of development, design or construction or management services with respect to any Gaming Facility or the development, design or construction thereof.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature provided, however, only the portion of Capital Stock which is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Penn National to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Penn National may not repurchase or redeem any such Capital Stock pursuant to such provisions (x) unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or (y) prior to any purchase of the notes as are required to be purchased pursuant to the provisions of the Indenture as described under "—Repurchase at the Option of Holders—Change of Control and Rating Decline" and "—Asset Sales."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of Penn National.

        "Event of Default" means an event described under the caption "—Events of Default and Remedies."

        "Existing Indebtedness" means (a) the existing Guarantees of Penn National with respect to the Indebtedness of Pennwood, (b) the Indebtedness of Penn National under the Existing Notes (and the guarantees related thereto, including guarantees required of persons that become Restricted Subsidiaries after the date of the indenture), (c) Purchase Money Indebtedness and Capital Lease Obligations outstanding on the date of the indenture, (d) up to $500,000 in aggregate principal amount of other Indebtedness of Penn National and its Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the indenture, until such amounts are repaid, and (e) any Indebtedness incurred, or Disqualified Stock or preferred stock issued, during a Suspension Period to the extent it would not be permitted to be incurred or issued pursuant to other provisions of the covenant under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Existing Notes" means Penn National's 6 7/8% senior subordinated notes due 2011 and 6 3/4% senior subordinated notes due 2015.

        "Existing Unrestricted Subsidiaries" means (i) HWCC-Shreveport Inc., a Louisiana corporation; (ii) Delvest Corp., a Delaware corporation; (iii) Delvest Sub Corp., a Delaware corporation; (iv) Penn Cecil Maryland, Inc., a Maryland corporation; (v) Penn Ventures, LLC, a Delaware limited liability company; (vi) Westland Real Estate Venture, LLC, a Ohio limited liability company; (vii) Penn Hollywood Kansas, Inc., a Delaware corporation; and (viii) Nevada Gaming Ventures, Inc., a Nevada corporation.

        "Expansion Capital Expenditures" means any capital expenditure by Penn National or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that adds to or significantly improves the property of

Penn National and its Restricted Subsidiaries, excluding any such capital expenditures constituting a Permitted Investment or a Restricted Payment or financed with Net Proceeds of an Asset Sale and excluding capital expenditures in the ordinary course made to maintain, repair, restore or refurbish the property of Penn National and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person's day to day operations as then conducted.

        "Financing Activity" means any of the following: (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by Penn National or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof (including any premium, penalty, commissions or fees) or (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of (a) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to (b) the Fixed Charges of such Person for such period.

        For purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   in the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, defeases (whether by covenant or legal defeasance), discharges, repurchases, retires or redeems (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter reference period and Fixed Charges relating to any such Indebtedness or preferred stock that has been repaid, defeased (whether by covenant or legal defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded;

          (2)   acquisitions (including the occurrence of a Reverse Trigger Event) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period:

            (a)   shall include the Consolidated Cash Flow of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, and

            (b)   such pro forma calculations shall, without duplication, give effect to cost savings and other operating expense reductions and improvements that have been realized or that are reasonably expected to be realized within 12 months of the Calculation Date, as determined by the chief financial officer or other senior financial officer of Penn National (in his or her reasonable judgment), in connection with the transaction which is being given pro forma effect, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Penn National of any closing) of any facility, as applicable (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission);

          (3)   (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

          (4)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

          (5)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (6)   Fixed Charges attributable to Expansion Capital Expenditures, or, for the avoidance of doubt, Indebtedness used to finance or incurred for the purpose of financing Expansion Capital Expenditures (including interest costs related thereto) shall be excluded until the first complete fiscal quarter following completion of such Expansion Capital Expenditures;

          (7)   the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow and Fixed Charges resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period;

          (8)   interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and

          (9)   interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as such specified Person may designate.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 or 157 and excluding interest expense associated with a Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) except as provided in clause (3) below), the interest component of any deferred payment obligations constituting Indebtedness, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but (y) excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees and other transaction expenses associated with undertaking, or proposing to undertake, any Financing Activity; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon (provided that any interest expense in respect of any Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) or the Pennwood Debt will not be counted pursuant to this clause (3) except to the extent that Penn National or any of its Restricted Subsidiaries actually makes payments in respect thereof or is imminently required to actually make payments thereunder in which case, pro forma effect shall be given to all such payments that Penn National, in good faith, reasonably expects to be required to pay during the next four quarters as though such payments had been made for the relevant period (but without duplication of amounts paid so that, in any event, no more than four quarters of payments are counted); plus

          (4)   all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Penn National (other than Disqualified Stock) or to Penn National or a Restricted Subsidiary of Penn National, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of Penn National that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (2) conducts substantially all of its business operations outside the United States.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which were in effect on March 9, 2005.

        "Gaming Approval" means any governmental approval or license relating to any gaming business (including pari-mutuel betting) or enterprise.

        "Gaming Authority" means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Penn National or any of its Restricted Subsidiaries.

        "Gaming Facility" means any gaming or pari-mutuel wagering establishment, including any casino or "racino," and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

        "Gaming Laws" means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Penn National or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, currency swap agreement, interest rate cap agreements, interest rate collar agreements, commodity swap agreement, commodity cap agreement, commodity collar agreement or foreign exchange contract; and

          (2)   other agreements or arrangements designed to hedge or protect such Person against, or transfer or mitigate, fluctuations in interest rates or currency exchange rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or insurance premium financing or is payable through the issuance of Equity Interests (other than Disqualified Stock) of Penn National; or

          (6)   representing net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of the types referred to in clauses (1) through (6) above of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

        Notwithstanding the foregoing, in no event shall obligations of Penn National or any Affiliate of Penn National pursuant to the put or indemnity provisions set forth in the Pocono Downs Sale Documents constitute Indebtedness.

        The amount of any Indebtedness outstanding as of any date will be:

          (a)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (b)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

          (c)   in the case of Indebtedness of others secured by a Lien on any assets of the specified Person, the lesser of the amount of such Indebtedness and the fair market value of such assets; and

          (d)   in the case of clause (5) above, the net present value thereof determined in accordance with GAAP.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

          (a)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

          (b)   debt securities or debt instruments with an Investment Grade Rating at the time of acquisition, but excluding any debt securities or instruments constituting loans or advances among Penn National and its Subsidiaries;

          (c)   investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

          (d)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investment Guarantee" means (1) any guarantee, directly or indirectly, by Penn National or any of its Restricted Subsidiaries of Indebtedness of a Permitted Joint Venture (or any completion guarantee with respect to a Permitted Joint Venture or any agreement to advance funds, property or services on behalf of a Permitted Joint Venture to maintain the financial condition of such Permitted Joint Venture), and (2) any guarantee, directly or indirectly, by Penn National or any of its Restricted Subsidiaries of obligations of any Person to whom Penn National or any of its Restricted Subsidiaries provides Development Services (or any completion guarantee with respect to any such person or any agreement to advance funds, property or services on behalf of such Person to maintain the financial condition of such Person); provided that any such guarantee will continue to constitute an Investment Guarantee in the event that the Permitted Joint Venture whose obligations are so guaranteed ceases to qualify as a Permitted Joint Venture after such guarantee was entered into.

        "Investment Guarantee Indebtedness" means the obligations of a Permitted Joint Venture to the extent guaranteed by Penn National or one of its Restricted Subsidiaries or subject to an Investment Guarantee, on and after the time Penn National or one of its Restricted Subsidiaries makes any interest, debt service payment or other comparable payment under such Investment Guarantee with respect to such guaranteed obligations.

        "Investment Guarantee Payments" means any payments made pursuant to any Investment Guarantee.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans including Guarantees (or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business, (y) advances to customers made in the ordinary course of business, and (z) accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of determining the amount of any Investment at any time outstanding, (a) the amount of an Investment will equal the aggregate amount of such Investments, minus (b) the amounts received by Penn National and its Restricted Subsidiaries with respect to such Investment, including (as applicable) principal, interest, dividends, distributions, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Penn National or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by Penn National or any of its Restricted Subsidiaries, including any Investment Guarantee), and payments under relevant management contracts or services agreements. In addition:

          (1)   "Investments" shall not include the occurrence of a Trigger Event; and

          (2)   if Penn National or any Restricted Subsidiary of Penn National sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Penn National such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Penn National, Penn National will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "issue date" means the date of first issuance of notes under the indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by Penn National or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (a) any payments, fees, commissions, costs and other expenses incurred in connection with or relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness pursuant to the Senior Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (e) all distributions and other payments required to be made as a result of such Asset Sale to any person (other than Penn National and its Restricted Subsidiaries) having a beneficial interest in the assets subject to such Asset Sale, and (f) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, liquidated damages, other damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing such Indebtedness.

        "Pennwood" collectively, means Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

        "Pennwood Debt" means the existing Indebtedness of Pennwood Racing, Inc. pursuant to that certain Term Loan and Security Agreement dated July 29, 1999, as amended, by and among FR Park Racing, L.P., GS Park Racing, L.P. and Commerce Bank, N.A., that is guaranteed by Penn National.

        "Permitted Business" means any business of the type in which Penn National and its Restricted Subsidiaries are engaged on the date of the indenture, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).

        "Permitted Business Assets" means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Penn National's Board of Directors or management in its good faith judgment.

        "Permitted Investments" means:

          (1)   any Investment in Penn National or in a Restricted Subsidiary of Penn National;

          (2)   any Investment in cash, Cash Equivalents;

          (3)   any Investment by Penn National or any Subsidiary of Penn National in a Person if, as a result of, or in connection with, such Investment:

            (a)   such Person becomes a Restricted Subsidiary of Penn National; or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Penn National or a Restricted Subsidiary of Penn National;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition not constituting an Asset Sale;

          (5)   any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Penn National or made with the proceeds of a substantially concurrent sale of such Equity Interests made for such purpose;

          (6)   any Investments received (a) in exchange for or in compromise of obligations incurred in the ordinary course of business, including in satisfaction of judgments, in settlement of delinquent or overdue accounts or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or other debtor, or (b) as a result of a foreclosure by Penn National or any of its Restricted Subsidiaries with respect to a secured Investment or transfer of title with respect to any secured Investment in default;

          (7)   Hedging Obligations;

          (8)   the extension of credit to customers of Penn National or its Restricted Subsidiaries consistent with gaming industry practice in the ordinary course of business;

          (9)   loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, incurred in the ordinary course of business;

          (10) loans and advances to officers, directors and employees other than incurred pursuant to clause (9) of this definition in an aggregate amount not to exceed $10.0 million outstanding at any time;

          (11) receivables owing to Penn National or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business;

          (12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

          (13) Investments in Pennwood arising from any payment in respect of the Existing Indebtedness related to Pennwood;

          (14) any Investment existing on the issue date of the notes;

          (15) Investments of any Person in existence at the time such Person becomes a Subsidiary of Penn National, provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of Penn National;

          (16) Indebtedness under the notes, the Senior Credit Facilities, the Existing Notes, any other Indebtedness, Disqualified Capital Stock or preferred stock incurred in accordance with the Indenture and, in each case, the guarantees related thereto (other than any of the foregoing constituting Indebtedness subordinated in right of payment to the notes);

          (17) (a) a Permitted Joint Venture Investment and (b) any Investment Guarantee Payments with respect to a guarantee, agreement or other extension of credit that qualified as a Permitted Joint Venture Investment at the time the guarantee or extension of credit was made or the agreement was entered into, unless, in the case of this clause (b), such guarantee, agreement or extension of credit no longer qualifies as a Permitted Joint Venture Investment (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise) (it being understood that, in such circumstance, such Investment Guarantee Payments will be permitted to be made but shall be included (at the option of Penn National) (to the extent that the Permitted Joint Venture Investment to which such Investment Guarantee Payment relates was not previously included in the second proviso of the definition of "Permitted Joint Venture Investment" or in clause (x), (y) or (z) of the last proviso of the definition of "Permitted Joint Venture Investment") in (x) the calculation of Investments utilizing the basket set forth in the second proviso of the definition of "Permitted Joint Venture Investment" or (y) Permitted Investments (other than this clause (17)) or (z) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant entitled "—Restricted Payments" (as if such Investment were not a Permitted Investment), in which case for the purposes of clause (z) but not clause (x) or (y), any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph);

          (18) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) or clause (20) that are at that time outstanding, not to exceed 15% of Total Assets, less the amount of any Investments made and outstanding under the second proviso of the definition of "Permitted Joint Venture Investment" and calculated at the time of such Investment (with the fair market value of each

  Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if an Investment made pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

          (19) the occurrence of a Reverse Trigger Event; and

          (20) any Investment in any Person having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed 3% of Total Assets, calculated at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary.

        "Permitted Joint Venture" means any joint venture arrangement (which may be structured as an unincorporated joint venture, corporation, partnership, association or limited liability company or as a management contract or services agreement but other than an Unrestricted Subsidiary) with respect to which Penn National or any of its Restricted Subsidiaries (i) owns directly or indirectly in the aggregate at least 25% but not more than 50% of the voting power thereof or (ii) controls or manages the day-to-day gaming operation of another person pursuant to a written agreement or (iii) provides, has provided, or has entered into a written agreement to provide, Development Services with respect to such entity or the applicable Gaming Facility, including, without limitation, with respect to or on behalf of any Native North American tribe or any agency or instrumentality thereof, in any such case; provided, however, (a) such joint venture is primarily engaged in a Permitted Business (or the development thereof) and (b) none of the Principals or any Affiliate of such Persons, other than Penn National or its Restricted Subsidiaries, is a direct or indirect obligor, contingently or otherwise, of any Indebtedness of such entity or a direct or indirect holder of any Capital Stock of such entity, other than through their respective direct or indirect ownership interests in Penn National (it being understood, for the avoidance of doubt, that the Principals and Affiliates of the Principals shall not be deemed to be obligors of any such entity or holders of any Capital Stock of such entity to the extent the interest of the Principals in such entity are held through Penn National and/or any of its Restricted Subsidiaries).

        "Permitted Joint Venture Investment" means any Investment in a Permitted Joint Venture, including by means of any Investment Guarantee; provided that, at the time of and after giving effect to any such Investment (and any other adjustments pursuant to the definition of "Fixed Charge Coverage Ratio"), the Fixed Charge Coverage Ratio of Penn National is at least 2.25 to 1.0; provided, however, that Penn National and its Restricted Subsidiaries may make a Permitted Joint Venture Investment while the pro forma Fixed Charge Coverage Ratio is less than 2.25 to 1.0 so long as such Permitted Joint Venture Investment to be made, together with all other Permitted Joint Venture Investments made while the pro forma Fixed Charge Coverage Ratio is less than 2.25 to 1.0 (or which have ceased to qualify as Permitted Joint Venture Investments and Penn National has elected to include as Investments under this proviso as provided in clause (x) of the final proviso of this definition or clause (17)(b)(x) of the definition of "Permitted Investments," do not exceed $300.0 million in the aggregate at any time outstanding; provided, further, that if a Permitted Joint Venture Investment (other than Permitted Joint Venture Investments made pursuant to the second proviso of this definition) would, at any time after the date such Permitted Joint Venture Investment is made or a binding agreement to make such Permitted Joint Venture Investment is entered into, cease to qualify as a Permitted Joint Venture

Investment pursuant to this definition due to a failure of the relevant investee to constitute a Permitted Joint Venture for any reason (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise), then the outstanding amount of such Permitted Joint Venture Investment at such time and additional Investments pursuant to such agreements as then in effect shall, for the period such Investment does not so qualify, be included (at the option of Penn National) (to the extent not previously included in clause (17)(b)(x), (y) or (z) of the definition of "Permitted Investments") in (x) the calculation of Investments utilizing the basket set forth in the immediately preceding proviso or (y) Permitted Investments (other than clause (17) of such definition) or (z) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant entitled "—Restricted Payments" (as if such Investment were not a Permitted Investment, in which case, for the purposes of clause (z) but not clause (x) or (y), any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph).

        "Permitted Junior Securities" means

          (1)   Equity Interests in Penn National or

          (2)   Debt Securities of Penn National that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the indenture.

        "Permitted Liens" means:

          (1)   (a) Liens on property of Penn National or any Restricted Subsidiary securing obligations under Senior Debt of Penn National or in respect of any Credit Facilities evidencing obligations (other than Indebtedness subordinated to or pari passu with the notes), in each case that was permitted by the terms of the indenture to be incurred and (b) Liens on property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary (other than guarantees of Debt Securities of Penn National that are subordinate or junior in right of payment to any Senior Debt of Penn National, it being understood that distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral will not result in Indebtedness being subordinate or junior in right of payment);

          (2)   Liens in favor of Penn National or any Restricted Subsidiary;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Penn National or any Subsidiary of Penn National or otherwise becomes a Subsidiary of Penn National and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition and do not extend to any assets other than those of such Person merged into or consolidated with Penn National or the Subsidiary;

          (4)   Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by Penn National or any Subsidiary of Penn National, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)   (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto; (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this paragraph (5);

          (6)   Liens to secure Indebtedness (including Purchase Money Indebtedness and Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets being financed with such Indebtedness (and directly related assets, including proceeds and replacements thereof or assets which were financed with Indebtedness permitted by such clauses that has been refinanced (including successive refinancings));

          (7)   Liens existing on the date of the indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve required by GAAP has been made therefor;

          (9)   Liens incurred during any Suspension Period;

          (10) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture and Liens owing to an indenture trustee in respect of any other Indebtedness permitted to be incurred under the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (11) Liens on trusts, cash or Cash Equivalents or other funds provided in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness;

          (12) Liens arising out of judgments or awards not resulting in a default;

          (13) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business;

          (14) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Penn National or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

          (15) Permitted Vessel Liens;

          (16) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

          (17) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of Penn National or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease (whether by covenant or legal defeasance), discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part (collectively, a "refinancing"), any Indebtedness or Disqualified Stock of Penn National or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness or Disqualified Stock refinanced (plus all accrued interest on the Indebtedness, all accrued dividends on the Disqualified Stock and the amount of all fees, expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Indebtedness or Disqualified Stock being refinanced (or, if earlier, 91 days after the Stated Maturity of the notes), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refinanced;

          (3)   if the Indebtedness being refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being refinanced; and

          (4)   such Indebtedness or Disqualified Stock is incurred either by Penn National or by the Restricted Subsidiary who is the obligor (as primary obligor or guarantor) or issuer on the Indebtedness or Disqualified Stock being refinanced.

        "Permitted Vessel Liens" shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew's wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pocono Downs Assets" shall mean the "Partnership Interests," as such term is defined in the Pocono Downs Sale Documents.

        "Pocono Downs Sale Documents" shall mean the Purchase Agreement, dated as of October 14, 2004, by and between PNGI Pocono, Corp. ("PNGI Corp."), PNGI, LLC ("PNGI LLC" and together with PNGI Corp., "Pocono Sellers") and the Mohegan Tribal Gaming Authority, and all documents thereto and all exhibits, appendices, schedules and annexes to any thereof relating to the sale of the Pocono Downs Assets as in effect on the issue date or as amended or modified after the issue date to the extent such amendment or modification is not materially adverse to the Holders of notes.

        "Pre-Opening Expenses" shall mean, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as "pre-opening expenses" on the applicable financial statements of Penn National and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

        "Principals" means Peter D. Carlino, Peter M. Carlino, Richard T. Carlino, Harold Cramer and The Carlino Family Trust.

        "Purchase Money Indebtedness" means Indebtedness of Penn National or any of its Restricted Subsidiaries incurred for the purpose of financing, within 270 days of incurrence, all or any part of the purchase price or cost of installation, construction or improvement of any property.

        "Rating Agencies" mean (a) Moody's and S&P or (b) if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Penn National (as certified by a resolution of Penn National's Board of Directors) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Rating Category" means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody's used by another Rating Agency selected by Penn National. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and—for S&P; (ii) 1, 2 and 3 for Moody's; and (iii) the equivalent gradations for another Rating Agency selected by Penn National) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by Penn National to effect a Change of Control.

        "Rating Decline" shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date.

        "Redeemable Preferred Stock" means the Series B Redeemable Preferred Stock, par value $0.01 per share, of Penn National issued and outstanding as of the Issue Date.

        "refinancing" has the meaning set forth in the definition of "Permitted Refinancing Indebtedness" and "refinance" has a corresponding meaning.

        "Registration Rights Agreement" means the registration rights agreement dated as of the date of the indenture among Penn National and the initial purchasers.

        "Related Party" means:

          (1)   any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Reverse Trigger Event" means after the occurrence of a Trigger Event, the transfer of the shares of the capital stock of Empress Casino Corporation or the Equity Interests of any other Person that was previously a Restricted Subsidiary to Penn National or any of its Restricted Subsidiaries pursuant to the terms of any Trust Agreement.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Senior Credit Facilities" means the Credit Agreement, dated as of October 3, 2005, by and among Penn National Gaming, Inc., the subsidiary guarantors party thereto, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P. and Lehman Commercial Paper Inc., as Co-Syndication Agents, Deutsche Bank Trust Company Americas, as Swingline Lender, Administrative Agent and as Collateral Agent, and Calyon New York Branch, Wells Fargo Bank, National Association

and Bank of Scotland, as Co-Documentation Agents, and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Senior Credit Facilities or other agents or other lenders).

        "Senior Debt" means, with respect to Penn National, as applicable:

          (1)   any Indebtedness of Penn National under the Credit Facilities or otherwise permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it shall not be senior in right of payment to any Indebtedness of Penn National, and

          (2)   all Obligations with respect to the items listed in the preceding clause (1).

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

            (a)   any liability for federal, state, local or other taxes owed or owing by Penn National;

            (b)   any Indebtedness of Penn National to any of its Subsidiaries;

            (c)   any trade payables;

            (d)   any Existing Notes or guarantees thereof; or

            (e)   the portion of any Indebtedness that is incurred in violation of the indenture.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Total Assets" means the total assets of Penn National and its Restricted Subsidiaries, as shown on the most recent balance sheet of Penn National.

        "Trigger Event" shall mean the transfer of shares of capital stock of Empress Casino Corporation or the Equity Interests of any other Restricted Subsidiary into trust pursuant to the terms of any Trust Agreements.

        "Trust Agreements" means (a) the Transfer of Ownership Agreement by and among Argosy Gaming Company, Empress Casino Corporation and the Illinois Gaming Board and the Trust Agreement by and between Argosy Gaming Company and LaSalle Bank National Association, each dated as of July 24, 2001, and (b) any other trust or similar arrangement required by any Gaming Authority or any other governmental agency or authority (whether in connection with an acquisition or otherwise) from time to time, in the case of each of clauses (a) and (b), together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreements, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed or otherwise modified from time to time.

        "Unrestricted Subsidiary" means any Subsidiary of Penn National (other than a Permitted Joint Venture) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that as of the time of such designation:

          (1)   either (A) such Subsidiary to be so designated has total assets of $100,000 or less or (B) immediately after giving pro forma effect to such designation, either (x) Penn National could incur $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or (y) the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such designation;

          (2)   such Subsidiary is not, at the time of such designation, party to any agreement, contract, arrangement or understanding with Penn National or any Restricted Subsidiary of Penn National unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Penn National or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Penn National, or would otherwise be permitted if entered into at the time of such designation pursuant to the covenant described above under the caption "—Certain Covenants—Transactions With Affiliates;" and

          (3)   such Subsidiary is a Person with respect to which neither Penn National nor any of its Restricted Subsidiaries has any direct or indirect Investment (including, without duplication, a deemed Investment at the time of designation in an amount equal to the fair market value of the Investment in the relevant Subsidiary owned by Penn and its Restricted Subsidiaries) that could not have been made at the time of such designation pursuant to the covenant described above under the caption "—Certain Covenants—Restricted Payments" (including, without limitation, as a Permitted Investment);

provided that the Existing Unrestricted Subsidiaries shall initially be designated as Unrestricted Subsidiaries. An Unrestricted Subsidiary shall also automatically include (without any further action required by the Board of Directors, compliance with the preceding conditions or otherwise) any Subsidiary of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of Penn National (other than any of the Existing Unrestricted Subsidiaries) as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions If any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Penn National as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National will be in default of such covenant. The Board of Directors of Penn National may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Penn National of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life To Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

BOOK ENTRY; DELIVERY AND FORM

        The notes will only be issued in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000. No notes will be issued in bearer form. The new notes will be issued only on the terms and subject to the conditions of the exchange offer, in exchange for old notes properly tendered and not withdrawn and that are accepted for payment in the exchange offer.

        Except as described in the next paragraph, the new notes initially will be represented by a single, permanent global certificate in definitive fully registered book-entry form (the "Global Note"). The Global Note will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of a nominee of DTC.

        The Global Note.    We expect that pursuant to procedures established by DTC:

  •
  upon the issuance of the Global Note, DTC, or its custodian, will credit, on its internal system, the principal amount of new notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

  •
  ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of new notes may hold their interests in the Global Note directly through DTC if they are participants in such system or directly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Note for all purposes under the indenture governing the new notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the new notes.

        Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the new notes.

        DTC has advised us that it will take action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the new notes, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities.    If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the Global Note.

 MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 180 days after the consummation of the exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the new notes, or

  •
  a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of new notes may be considered an underwriter within the meaning of the Securities Act (and any profit of any resale of new notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act) and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus and delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the consummation of the exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters in connection with the offering, including the validity and enforceability of the new notes, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Penn National Gaming, Inc.

Offer to Exchange All Outstanding
8 3/4% Senior Subordinated Notes due 2019
(CUSIP Nos. 707569 AM1 and U70833 AE5)
for 8 3/4% Senior Subordinated Notes due 2019
(CUSIP No.            )
which have been registered under the Securities Act of 1933, as amended

PROSPECTUS
Dated                , 2010

        Until                , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Our bylaws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was one of our directors or officers or any other person designated by our Board of Directors (which may include any person serving at our request as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise), in each case, against certain liabilities (including, damages, judgments, amounts paid in settlement, fines, penalties and expenses (including attorneys' fees and disbursements)), except where such indemnification is expressly prohibited by applicable law, where such person has engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Pennsylvania law permits us to provide similar indemnification to our employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by us or in our right to procure a judgment in our favor. Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

        We have in force and effect policies insuring our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

 EXHIBIT INDEX

Exhibit	Description of Exhibit
4.1	Indenture dated as of August 14, 2009, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association, as trustee, related to the 8 3/4% Senior Subordinated Notes due 2019 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 14, 2009)
4.2	Form of Penn National Gaming, Inc. 8 3/4% Senior Subordinated Note due 2019 (included as Exhibit A to Exhibit 4.1)
4.3
Registration Rights Agreement, dated as of August 14, 2009, among Penn National Gaming, Inc. and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Banc of America Securities LLC and RBS Securities Inc., each for itself and on behalf of each of the other initial purchasers relating to the 8 3/4% Senior Subordinated Notes due 2019 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on August 14, 2009)

Exhibit		Description of Exhibit
5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
12.1	*	Computation of Ratio of Earnings to Fixed Charges
23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page)
25.1	*	Statement of Eligibility of Trustee on Form T-1
99.1	*	Form of Letter of Transmittal
99.2	*	Form of Notice of Guaranteed Delivery
99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4	*	Form of Letter to Clients

*
Filed herewith.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8)   To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on January 25, 2010.

PENN NATIONAL GAMING, INC.
By:	/s/ PETER M. CARLINO
	Name:	Peter M. Carlino
	Title:	Chairman of the Board and Chief Executive Officer

        Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Peter M. Carlino and Robert S. Ippolito, and each of them singly, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and herby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER M. CARLINO Peter M. Carlino	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 25, 2010
/s/ WILLIAM J. CLIFFORD William J. Clifford	Senior Vice President Finance and Chief Financial Officer (Principal Financial Officer)	January 25, 2010
/s/ DESIREE BURKE Desiree Burke	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 25, 2010
/s/ HAROLD CRAMER Harold Cramer	Director	January 25, 2010
/s/ WESLEY R. EDENS Wesley R. Edens	Director	January 25, 2010

Signature	Title	Date

/s/ DAVID A. HANDLER David A. Handler	Director	January 25, 2010
/s/ JOHN M. JACQUEMIN John M. Jacquemin	Director	January 25, 2010
/s/ ROBERT P. LEVY Robert P. Levy	Director	January 25, 2010
/s/ BARBARA Z. SHATTUCK Barbara Z. Shattuck	Director	January 25, 2010

EXHIBIT INDEX

Exhibit		Description of Exhibit
4.1		Indenture dated as of August 14, 2009, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association, as trustee, related to the 8 3/4% Senior Subordinated Notes due 2019 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 14, 2009)
4.2		Form of Penn National Gaming, Inc. 8 3/4% Senior Subordinated Note due 2019 (included as Exhibit A to Exhibit 4.1)
4.3
Registration Rights Agreement, dated as of August 14, 2009, among Penn National Gaming, Inc. and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Banc of America Securities LLC and RBS Securities Inc., each for itself and on behalf of each of the other initial purchasers relating to the 8 3/4% Senior Subordinated Notes due 2019 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on August 14, 2009)
5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
12.1	*	Computation of Ratio of Earnings to Fixed Charges
23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page)
25.1	*	Statement of Eligibility of Trustee on Form T-1
99.1	*	Form of Letter of Transmittal
99.2	*	Form of Notice of Guaranteed Delivery
99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4	*	Form of Letter to Clients

*
Filed herewith.